UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Tecumseh Products Company

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Ann Arbor, Michigan
March 16, 2011
Dear Shareholder:
We cordially invite you to attend our 2011 annual meeting of shareholders on April 27, 2011 at Kensington Court Ann Arbor in Ann Arbor, Michigan.
Only Class B shareholders will vote at the meeting. However, all shareholders are most welcome to attend. Starting today, we are sending the enclosed proxy statement to all our shareholders and a form of proxy to Class B shareholders only.
If you are a Class B shareholder, your vote is very important. Even if you plan to attend in person, please complete and mail the enclosed proxy card, or vote by telephone or on the Internet, at your earliest convenience.
Thank you.
Sincerely,
/s/ James E. Wainright,
President, and Chief Executive Officer
1136 Oak Valley Drive
Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the shareholders of Tecumseh Products Company will be held at Kensington Court Ann Arbor, Conservatory Room, 610 Hilton Boulevard, Ann Arbor, Michigan 48108, at 9:00 a.m., eastern time, on Wednesday, April 27, 2011, or at any adjournment or postponement of the annual meeting, for the following purposes:
•	To elect our directors.
•	To ratify the appointment of the accounting firm of Grant Thornton LLP as our independent accountants for the current year.
•	To approve (on an advisory basis) the compensation of our named executive officers.
•	To approve (on an advisory basis) whether an advisory vote on named executive officer compensation should occur once every one, two or three years.
•	To consider any other matters properly presented at the meeting or any adjournment or postponement thereof.
All shareholders are most welcome to attend the meeting, but only those who held Class B shares of record at the close of business on March 1, 2011, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Starting today, we are sending the enclosed proxy statement to all of our shareholders and a form of proxy to Class B shareholders only.
If you are a Class B shareholder, you will find enclosed a form of proxy solicited by our board of directors. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy or by voting by telephone or on the Internet. Even if you sign a proxy or vote by telephone or on the Internet, you may still attend the meeting and vote in person. You may revoke your proxy any time before the voting begins.
Your vote is very important.
Thank you.
TECUMSEH PRODUCTS COMPANY
James J. Connor
Vice President, Chief Financial Officer and Secretary
March 16, 2011
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2011: Our 2011 proxy statement and annual report to shareholders for the year ended December 31, 2010 are available free of charge at http://www.proxyease.com/tecu.

TECUMSEH PRODUCTS COMPANY
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
PROXY STATEMENT
ANNUAL MEETING
General
The board of directors of Tecumseh Products Company is soliciting proxies to vote Class B shares at our 2011 annual meeting of shareholders. This proxy statement contains information that may help you decide whether and how to vote. We expect that this proxy statement and accompanying proxy will be first sent or given to shareholders on or about March 16, 2011.
Please read this proxy statement carefully. You can obtain more information about Tecumseh Products Company from our 2010 annual report to shareholders and from our 2010 annual report on Form 10-K and the other public documents that we file with the SEC.
Date, Time and Place of Annual Meeting; Record Date
The annual meeting of the shareholders of Tecumseh Products Company will be held at 9:00 a.m., local time, on April 27, 2011 at Kensington Court Ann Arbor, Conservatory Room, 610 Hilton Boulevard, Ann Arbor, Michigan 48108. We have fixed the close of business on March 1, 2011 as the record date for determination of holders of Class B Common Stock entitled to notice of, and to vote at, the annual meeting.
Voting; Quorum
We have two classes of common stock: Class B, which has full voting rights, each share of Class B Common Stock entitled to one vote on each matter submitted for a vote at the meeting, and Class A, which generally has no voting rights. Nothing on the agenda for this year’s annual meeting will require a vote by Class A shareholders so we are only soliciting proxies from Class B shareholders.
At the close of business on March 1, 2011 (the record date for the meeting), 5,077,746 Class B shares were outstanding and entitled to vote, and 13,401,938 Class A shares were outstanding. To have a quorum, a majority of the outstanding Class B shares entitled to vote must be present at the meeting—either in person or by proxy.
Instead of signing and returning a proxy, if you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions attached to your proxy. If your shares are held through a broker, bank, or other nominee, you must contact the broker, bank, or other nominee to find out whether you will be able to vote by telephone or on the Internet.

If you complete the enclosed proxy and return it before the meeting, or if you vote by telephone or on the Internet, the persons named will vote your shares as you specify. If you do not specify how you want to vote, the proxies will vote FOR the election as directors of our nominees described in this proxy statement, FOR the ratification of our independent accountant, FOR approval of the compensation of our named executive officers, and FOR an advisory vote on named executive officer compensation every ONE YEAR.
Revocability of Proxies; Solicitation; Cost of Solicitation
You may revoke your proxy at any time before it is voted at the annual meeting by submitting a later dated proxy through the Internet, by telephone, or by mail, or voting in person at the annual meeting or filing an instrument of revocation with our corporate Secretary. A later proxy by any means will cancel any earlier proxy. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should call or write our Secretary to request a new proxy. The last proxy we receive before the meeting will be the one we use. You also may change your vote by voting in person at the meeting.
We are furnishing this proxy statement to you in connection with the solicitation by the board of proxies for the annual meeting. We will bear the cost of the solicitation of proxies through use of this proxy statement, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, and reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy materials to principals and obtaining their proxies.
We may supplement our solicitation of proxies by our directors, officers or other regular employees and via the Internet, such as postings on websites. In addition, our employees and directors also may solicit proxies personally, or by mail, telephone or electronic transmission, without additional compensation. We have also retained Alliance Advisors, L.L.C. to solicit proxies on behalf of the board by mail or telephone or in person for an expected cost to us of approximately $13,500 (for general proxy solicitation services, set up fees for electronic voting for registered owners, tabulation of proxies and web hosting), plus data processing, printing, mailing, calling, televoting and Internet voting fees plus reimbursement of out-of-pocket expenses paid to third parties.
SHARE OWNERSHIP
5% Class B Shareholders
This table shows the Class B shares held by persons or groups we know to be beneficial owners of more than 5% of the class. We obtained all of the information in the table below from Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated, the information is as of December 31, 2010.

	Amount and Nature of Beneficial Ownership
	Sole	Sole	Shared	Shared
	Voting	Investment	Voting	Investment		Percent
Name and Address	Power	Power	Power	Power	Total	of Class

Todd W. Herrick (1) 3970 Peninsula Drive Petoskey, MI 49770	21,906	21,906	1,657,539	1,657,539	1,679,445	33.1%

Toni L. Herrick (2) 7028 Foxmoor Court E P.O. Box 19555 Kalamazoo, MI 49009	0	0	888,113	888,113	888,113	17.5%

Herrick Foundation (1) c/o Michael Indenbaum 2290 First National Bldg. 660 Woodward Ave. Detroit, MI 48226	769,426	769,426	0	0	769,426	15.2%

Tricap Partners II L.P. (3) BCE Place, Suite 300, 181 Bay Street P.O. Box 762 Toronto, Ont. M5J 2T3	500,000	500,000	0	0	500,000	9.8%

Scott L. Barbee (4) 1100 North Glebe Road Suite 1040 Arlington, VA 22201	498,270	498,270	0	0	498,270	9.8%

John H. Reilly, Jr. (5) c/o United Refrigeration, Inc. 11401 Roosevelt Blvd. Philadelphia, PA 19154	490,864	490,864	0	0	490,864	9.7%

Donald Smith & Co., Inc. (6) 152 West 57th St. New York, NY 10019	387,802	484,732	0	0	484,732	9.5%

Franklin Resources, Inc. (7) One Franklin Parkway San Mateo, CA 94403	322,227	322,227	0	0	322,227	6.3%

(1)	Todd W. Herrick is one of three members of the board of trustees of Herrick Foundation. The other two are Kent B. Herrick and Michael A. Indenbaum. Todd W. Herrick is also one of three trustees of family Trusts for the benefit of himself, his sister, Toni L. Herrick, and their descendants. The other trustees are Toni M. Herrick and Michael Indenbaum. Under the terms of the trust documents, as amended, Todd W. Herrick and Toni L. Herrick are the trustees who control the Trusts’ Tecumseh stock. The shares for which Mr. Herrick is shown as having shared voting and investment power consist of (i) 769,426 shares owned by Herrick Foundation and (ii) 888,113 shares owned by the Herrick family Trusts. The information about Mr. Herrick’s beneficial ownership is based on a Schedule 13D amendment he and Toni L. Herrick filed jointly on March 10, 2008 and a Schedule 13D amendment he filed on February 20, 2009.

(2)	The shares for which Toni L. Herrick is shown as having shared voting and investment power consist of the 888,113 shares owned by the Herrick family Trusts described in note (1). The information about Ms. Herrick’s beneficial ownership is based on a Schedule 13D amendment she and Todd W. Herrick filed jointly on March 10, 2008 and on a Schedule 13D amendment Todd W. Herrick filed on February 20, 2009.

(3)	The information regarding the holdings of Tricap Partners II L.P. is as of December 31, 2008 based on Amendment No. 2 to Schedule 13G/A filed by Tricap Partners II L.P., Tricap Partners II GP L.P., Tricap Partners Ltd., Brascan Asset Management Holdings Limited, and Brookfield Asset Management Inc. dated February 13, 2009. Tricap Partners II GP L.P. is the general partner of Tricap Partners II L.P., Tricap Partners Ltd. is the general partner of Tricap Partners II GP L.P., and they share voting and investment power over these shares. Tricap Partners Ltd. is a wholly-owned subsidiary of Brasacan Asset Management Holdings Limited, which is a wholly-owned subsidiary of Brookfield Asset Management Inc. and they share voting and investment power over these shares.

(4)	The information regarding the holdings of Scott L. Barbee is as of December 31, 2010 based on a Schedule 13G filed by Aegis Financial Corporation and Scott L. Barbee dated February 14, 2011. Mr. Barbee reports having sole voting and investment power over all of the shares shown in the table, and Aegis Financial Corporation reported having sole voting and investment power over 481,470 shares. Clients of Aegis Financial Corporation, a registered investment adviser, include two registered investment companies and other managed accounts, which have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of these shares. The Aegis Value Fund, a registered investment company, owns 398,565 shares, or 7.8% of the outstanding Class B common stock.

(5)	The information regarding the holdings of John H. Reilly, Jr. is as of February 3, 2010 based on a Schedule 13D filed by John H. Reilly, Jr. dated February 11, 2009, as amended March 4, 2009, September 1, 2009 and February 3, 2010.

(6)	The information regarding the holdings of Donald Smith & Co., Inc., an investment advisor is as of December 31, 2010 based on a Schedule 13G filed by Donald Smith & Co., Inc. dated February 11, 2011. Donald Smith Long/Short Equities Fund, L.P. is also listed as having sole voting power over 1,643 of the shares and sole investment power over 484,732 of the shares.

(7)	The information regarding the holdings of Franklin Resources, Inc. (“Franklin”) is as of December 31, 2010 based on a Schedule 13G filed by Franklin dated January 27, 2011. The Schedule 13G filed by Franklin was a joint filing with its affiliates, Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC. Charles B. Johnson and Rupert H. Johnson, Jr. each owns more than 10% of Franklin’s outstanding common stock. Franklin Advisory Services, LLC is an investment advisor and a direct or indirect subsidiary of Franklin Resources, Inc.. Franklin Advisory Services, LLC’s address is One Parker Plaza, Ninth Floor, Ft. Lee, New Jersey 07024-2938. The shares are owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of Franklin Resources, Inc. The investment manager has sole voting and investment power over the securities.

Management’s Beneficial Ownership
The table below shows sets forth the beneficial ownership of our Class A and Class B shares by each of our current directors, nominees to become directors and named executive officers, and the directors and executive officers as a group, as of March 1, 2011.

		Shares Beneficially Owned
		As of March 1, 2011
		Sole	Shared
		Voting	Voting
	Class of	and	and
	Common	Investment	Investment		Percent
Name	Stock	Power	Power	Total	of Class

Kent B. Herrick	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
David M. Goldberg	Class B	0	500	500	*
	Class A	500	1,050	1,550	*
Steven J. Lebowski	Class B	2,500	0	2,500	*
	Class A	0	0	0	0.0%
Zachary E. Savas	Class B	9,600	0	9,600	*
	Class A	5,000	200	5,200	*
Terence C. Seikel	Class B	10,000	0	10,000	*
	Class A	0	0	0	0.0%
James E. Wainright	Class B	200	0	200	*
	Class A	0	0	0	0.0%
James J. Connor	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
Michael A. Noelke	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
All current directors and current executive officers	Class B	22,300	500	22,800	*
as a group (8 persons)	Class A	5,500	1,250	6,750	*

*	less than 1%
Mr. Goldberg’s wife owns the Class A Common Stock shown in the table as being subject to shared voting and investment power by Mr. Goldberg, and Mr. Goldberg and his wife own, in a joint account, the Class B Common Stock shown in the table as being subject to shared voting and investment power.
Mr. Savas owns 200 shares of Class A. Common Stock shown in the table as being subject to shared voting and investment power as custodian for a minor child.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Background
At the annual meeting, holders of Class B Common Stock will elect five directors to serve until the 2012 annual meeting of shareholders and until their respective successors are elected and qualified. Our board currently consists of five directors. Based on the Governance and Nominating Committee’s recommendation, the board has nominated all five for election at this year’s annual meeting.
Proxies
If you return the enclosed proxy card or vote by telephone or on the Internet, your shares will be voted for all five of our nominees unless you withhold authority to vote for one or more of them. All of our nominees have consented to being named in this proxy statement and to serve as directors, if elected. If a nominee becomes unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board. As of the date of this proxy statement, the board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.
In the event that the board nominates any substitute nominee(s), we will file an amended proxy statement that, as applicable, (1) identifies the substitute nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees.
Voting at Annual Meeting
From the persons duly nominated, directors will be elected by plurality vote of the holders of Class B Common Stock, present or represented at the meeting. This means that, regardless of the number of shares of Class B Common Stock not voted for a nominee, the five nominees who receive the most votes will be elected.
Our Nominees
Set forth below is information about our nominees for the board. All of the incumbent nominees were elected by our shareholders at the 2010 annual meeting.

Name of Director	Age	Position	Director Since

Kent B Herrick	42	Chairman of the Board of Directors	2007
David M. Goldberg	67	Director	2010
Steven J. Lebowski	59	Director	2007
Zachary E. Savas	47	Director	2009
Terence C. Seikel	53	Director	2009

If elected, each nominee would be entitled to serve until the 2012 annual meeting of shareholders and until his successor is elected and qualified, or until his earlier resignation or removal.
Kent B. Herrick has served as our Chairman of the Board since August 2009. He has served as a director since 2007. He has served as a trustee, since August 2004, Vice President, since December 2004, and Executive Director, since February 2007, of Herrick Foundation, a Michigan nonprofit corporation. He served as Vice President of Global Business Development of Tecumseh from January 2006 until January 2007. He served as Executive Vice President in the Office of the Chairman of Tecumseh from 2005 to 2007, as Corporate Vice President from 2002 to 2004, and as General Manager Applied Electronics in 2001. He began his employment with Tecumseh in 1995.
David M. Goldberg has served as a director since February 2010 and currently serves on our Governance and Nominating Committee (Chairman) and Compensation Committee. Since 2003, he has served as President and sole member of Goldberg Consulting LLC (formerly David Goldberg Consulting, of which Mr. Goldberg was the sole proprietor), advising companies in the heating, ventilation, and air conditioning, refrigeration and other industries. From 2001 to 2002 he served as Chief Executive Officer of American DG Energy, Inc., a start-up company specializing in producing and selling on-site electrical energy for commercial buildings and businesses through Combined Heat and Power Systems, which produce both electrical energy and useable heat. From 2000 to 2001 he served as Managing Director of Stanref International PLC, a United Kingdom-based manufacturer of commercial and industrial refrigeration components and packages and, at the time, a subsidiary of Autorad, Inc. From 1988 to 1999 he served as Executive Vice President, and from 1978 to 1988 he served as Vice President of Sales, of Autorad, Inc., doing business as Standard Refrigeration Co., a manufacturer of heat exchangers and pressure vessels for the commercial air conditioning and refrigeration market in North America. He also served as Chairman of the Air-Conditioning Refrigeration Institute (now AHRI) from November 1991 to November 1992, an industry association representing approximately 90% of the manufacturers of air-conditioning and refrigeration products in the United States. Prior to 1992 he had chaired the Air-Conditioning Refrigeration Institute’s International and Technology Committees. He received a B.A. in economics from the University of Chicago.
Steven J. Lebowski has served as a director since 2007 and currently serves on our Audit Committee, Governance and Nominating Committee and Compensation Committee (Chairman). He is both an attorney and certified public accountant and has served as President and sole owner of Steven J. Lebowski PC since May 1983. He has also served as Vice President and 45% owner of Architectural Door and Millworks, a wholesale distributor of doors, since July 1990.
Zachary E. Savas currently serves as our Lead Director and on our Audit Committee and Compensation Committee. He has served as President of Cranbrook Partners & Co., a private company engaged in active ownership of other businesses since 2001 and from 1991 to 2001 a boutique investment bank primarily providing merger and acquisition, and corporate finance services for both public and private companies, since September 1991. He has also served as President of Production Spring, LLC, a manufacturer of metal fasteners, clamps, clips, brackets and springs, since February 2002. He has also served as Chairman of Lewis ig, Inc., an information technology business, since July 2004, and Chairman of Fire CATT, LLC, a fire hose testing business, since October 2006. He has also served as President of Rislov Foundation, a charitable organization, since November 2003, and as Managing Member of Peponides Associates, LLC, a an investment vehicle for real estate, stocks and private companies, since January 2000.

Terence C. Seikel currently serves on our Audit Committee (Chairman) and Governance and Nominating Committee. He has served since January 2005 as President and Chief Executive Officer of Defiance Partners, LLC, a private investment firm, which he founded. Mr. Seikel also serves as President and Chief Executive Officer of A.R.E. Accessories, a supplier of painted, fiberglass caps and tonneau covers for pickup trucks, and as Chairman of Applied Technologies, Inc., an engineering firm servicing the automotive, defense and solar power industries. From April 1999 until February 2005, he served as President and Chief Executive Officer and a member of the Board of Managers of Advanced Accessory Systems, LLC, a designer, manufacturer and supplier of towing and rack systems and related accessories for the automotive market, and from January 1996 until April 1999 he served as Vice President of Finance and Administration and Chief Financial Officer of Advanced Accessory Systems, LLC. From 1985 to 1996 he was employed by Larizza Industries, Inc., a publicly-held supplier of interior trim to the automotive industry, in various capacities, including Chief Financial Officer. From 1983 to 1985 he was controller for Mr. Gasket Company, a publicly-held supplier to the automotive aftermarket. From 1979 to 1983, Mr. Seikel was a C.P.A. with KPMG, where he served a number of manufacturing clients.
Qualifications of Directors and Nominees
The following is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that our directors and nominees should serve as one of our directors at this time:
We believe that our directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our board as a whole and that we have sufficient independent directors to comply with applicable law and regulations and to have a majority of independent directors. We believe that our directors have a broad range of personal and professional characteristics including leadership, management, business, manufacturing, marketing and financial experience and abilities to act with integrity, sound judgment and collegiality, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation, to provide leadership, to commit the requisite time for preparation and attendance at board and committee meetings and to provide required expertise on board committees.
In addition, four of our five directors are independent under Nasdaq standards (Mr. Herrick, being the only exception) and our Governance and Nominating Committee believes that these directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.

We believe that each director or nominee brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience from a wide variety of areas.
Mr. Herrick’s family founded our business, he worked for us for over 11 years until January 2007, including as Vice President of Global Business Development, and he is currently our longest-serving director, giving him executive management and leadership experience with our company and extensive knowledge of our company and its industry, business, operations, products, customers and markets.
Mr. Goldberg has 41 years of industry experience (domestic and international) and market knowledge gained from working in, and managing manufacturing companies (including CEO experience with profit and loss responsibility and leading sales, marketing, engineering and operations groups) in, the heating, ventilation, air conditioning and refrigeration industry, including turnaround situations. He has been a consultant to a variety of companies in the industry over the past eight years, a managing director of a manufacturer of commercial refrigeration components and packages for two years, and 22 years with a manufacturer of heat-exchangers and pressure vessels for the North American commercial refrigeration market and he has held industry leadership positions, including Chairman of the Board of the Air-Conditioning Refrigeration Institute. He also has a degree in economics.
Mr. Lebowski is both an attorney and a certified public accountant, giving him extensive experience in finance and legal compliance. He also has management and leadership experience as President and sole owner of his law and accounting practice for over 25 years and Vice President of a wholesale distributor of doors. Mr. Lebowski is also our second longest serving director.
Mr. Savas has extensive experience in manufacturing and finance, including leadership and executive management experience as President of a manufacturer of metal fasteners and springs, turning around troubled automotive companies, with one doubling revenue while quadrupling its EBITDA in four years, and as President of an investment banking firm, leading teams for the acquisition and divestiture of private and public companies during his 14 year investment banking career. He combines an understanding of manufacturing operations and corporate finance.
Mr. Seikel has extensive experience in finance, including as Chief Financial Officer of a publicly-traded automotive supplier, as Chief Executive Officer and Chief Financial Officer of a company with publicly-traded debt, and as a former CPA with KPMG. He also has extensive executive management and leadership experience, including as Chief Executive Officer or Chief Financial Officer of automotive suppliers and manufacturers and of a private investment firm, and as an officer of an engineering firm. Our board has determined that Mr. Seikel is an Audit Committee financial expert.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF OUR NOMINEES NAMED ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
Corporate Governance Guidelines
We are committed to sound corporate governance principles as such principles are essential to our reputation and to the ethical conduct of our business and our relationship with others. The board has adopted corporate governance guidelines that we believe assist the board to maximize shareholder value in a manner consistent with high standards of integrity. We review and update our governance practices based on the standards of The Nasdaq Stock Market LLC, legal requirements, rules and regulations promulgated by the Securities and Exchange Commission and best practices recommended by governance authorities.
Several of our significant corporate governance practices include:
•	the board has determined that a majority of the directors must be independent;
•	the Audit Committee, Governance and Nominating Committee and Compensation Committee consist solely of independent directors;
•	the board has implemented a policy that our directors may serve on a limited number of public company boards (subject to specific board approval);
•	the board has adopted a “say on pay” policy that at each annual meeting of shareholders, shareholders will have the opportunity to vote on a resolution calling for a non-binding advisory vote on the executive compensation as described in our proxy statement. The outcome of the shareholder advisory vote will be considered by the Board and the Compensation Committee as they consider compensation policies and procedures going forward; and
•	the board generally has at least six regularly scheduled meetings per year and holds additional special meetings as necessary.
Our corporate governance guidelines are available at the “Investor Relations” section of our website at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.

Board Independence
We determine director independence by applying the definition of independence contained in the applicable rules of The Nasdaq Market LLC, both for purposes of Nasdaq’s rule requiring that a majority of the board consist of independent directors and its rules requiring the Audit Committee, Governance and Nominating Committee and Compensation Committee to be made up entirely of independent directors. Applying that definition, the board determined as follows:
•	David M. Goldberg, Steven J. Lebowski, Zachary E. Savas and Terence C. Seikel, each a current director, are each an independent director.
•	Kent B. Herrick, a current director, is not an independent director. Mr. Herrick is our Chairman of the Board, a former officer of the Company and a member of the board of trustees and a paid employee of the Herrick Foundation.
There were no transactions, relationships or arrangements considered by the board under the Nasdaq independence definition in determining the independence of the directors and nominees identified above as independent.
All directors who are, or at any time during 2010 were, members of the Audit Committee, the Governance and Nominating Committee or the Compensation Committee were independent throughout their respective periods of service on those committees.
Board and Committee Meetings; Annual Meeting Attendance
We held 21 board meetings during 2010. The Audit Committee met seven times, the Governance and Nominating Committee met nine times and the Compensation Committee met nine times in 200. Each current director attended at least 75% of the total of all board meetings and all meetings of board committees on which such director served during 2010. We encourage the directors to attend the Company’s annual meeting of shareholders. All five of the directors who held office at that time attended the 2010 annual meeting.
Committees of the Board
The board has three standing committees: an Audit Committee, a Governance and Nominating Committee and a Compensation Committee. The board has adopted, and may amend from time to time, a written charter for the Audit Committee, Governance and Nominating Committee, and Compensation Committee.
Audit Committee
The Audit Committee assists the board with its oversight of:
•	management’s conduct of the financial reporting process;
•	the integrity of our financial statements;
•	compliance with legal and regulatory requirements, including the requirements of the Sarbanes-Oxley Act of 2002;
•	the independence and qualifications of the outside auditor; and
•	the performance of our internal audit function and outside auditor.

The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.
Under the terms of its charter, the Audit Committee is comprised of at least three directors, designated by and serving at the pleasure of the board. In 2010, the Audit Committee met seven times. The Audit Committee is currently comprised (and was comprised during 2010) of three directors, Messrs. Lebowski, Savas and Seikel (Chairman). This composition of the Audit Committee satisfied the independence requirements of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission, as well as the independence and experience requirements of The Nasdaq Market LLC and our Corporate Governance Guidelines. The board has also determined that the Chairman of the committee, Mr. Seikel, is an “audit committee financial expert” as defined in the Securities and Exchange Commission rules.
Audit Committee Report
Our committee oversees our financial reporting process on behalf of the board and is comprised of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable SEC and Nasdaq rules. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements for the year ended December 31, 2010 and discussed them with management, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.
In performing our oversight function, we also discussed with the independent accountant the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we received from the independent accountant the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we discussed their independence with them.
Based on the reviews and discussions referred to above and such other considerations as we determined to be appropriate, we recommended to the board (and the board approved) that the audited financial statements for the year ended December 31, 2010 be included in the annual report on Form 10-K for that year for filing with the SEC.
Presented by the members of the Audit Committee of the Board of Directors
Terence C. Seikel, Chairman
Steven J. Lebowski
Zachary E. Savas

Governance and Nominating Committee
The Governance and Nominating Committee, which was comprised of Messrs. Lebowski, Savas (Chairman) and Seikel until April 28, 2010, and after that date has been comprised of Messrs. Goldberg (Chairman), Lebowski and Seikel, met nine times during 2010.
The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website located at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.
Under the terms of its charter, the mission of the Governance and Nominating Committee includes the following:
•	reviewing with the board the appropriate skills and characteristics required of board members in the context of the then current composition and needs of the board as well as our circumstances; and
•	making recommendations to the board concerning candidates for nomination and election or reelection to the board.
As discussed above, one function of the Governance and Nominating Committee is to make recommendations on nominations for the board. The committee’s charter does not set out specific minimum qualifications that must be met in order for the Governance and Nominating Committee to recommend any nominee to the board. The committee reviews with the board the appropriate skills and characteristics required of directors in the context of the then current composition and needs of the board as well as the circumstances of the company in order to recommend suitable candidates.
The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Governance and Nominating Committee and our then current needs for the board as a whole, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. The committee identifies potential nominees through recommendations made by executive officers, non-management directors, third party recruiting firms and shareholders.
During 2010, the committee received recommendations from members of the then existing board and third parties, reviewed resumes, did background checks on candidates and interviewed candidates and ultimately selected David M. Goldberg to fill the vacancy on the Board before the 2010 Annual Meeting.
The Governance and Nominating Committee considers the needs for the Board as a whole when indentifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in indentifying nominees, although it does not have a policy regarding the consideration of diversity. See “Qualifications of Directors and Nominees” for a description of the diversity of our current directors. The committee evaluates candidates based on their resumes and through references, background checks and personal interviews.

The committee will consider shareholder suggestions for nominees for director (other than self-nominations). In order to be considered by the committee as a board nominee at next year’s Annual Meeting, all shareholder suggestions must be received before December 31, 2011. Any shareholder who wishes to make a suggestion should submit it in writing to:
Governance and Nominating Committee
c/o Secretary
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
Compensation Committee
The Compensation Committee met nine times during 2010.
The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.
Under the terms of its charter, the purpose of the Compensation Committee is to assist the board in its oversight of our compensation policies and procedures. The Compensation Committee’s authority includes:
•	reviewing the objectives and goals of our officer compensation programs and policies, including annual and long-term performance goals, and making recommendations to the board;
•	evaluating the performance of our Chief Executive Officer and recommending to the board his compensation;
•	reviewing employment, compensation and benefits of our officers and making recommendations to the Board, and after consultation with our Chief Executive Officer, recommending to the board salaries for our executive officers other than the Chief Executive Officer;
•	administering all plans and programs under which our officers or directors are compensated, other than plans and programs that the board expressly specifies are to be administered by another person; and
•	periodically reviewing the operation of our officer and director compensation programs to determine whether they are fulfilling their purposes and considering and making recommendations to the board concerning changes or new compensation programs the committee believes would benefit us and our shareholders.

The committee’s charter does not provide for delegation of the committee’s authority or responsibilities.
In determining the salaries of the executives other than the Chief Executive Officer, the committee considers recommendations made by the Chief Executive Officer.
Additionally, in 2010 the committee directly engaged Exequity, Inc. to provide advice to the Compensation Committee and the board on executive and non-employee director compensation. During 2010, Exequity, Inc. assisted in the preparation of our proxy statement for the 2010 annual meeting of shareholders, consulted with the committee regarding the 2010 Annual Incentive Plan goals and 2011 performance goals for 2011 Cash Performance Rights and Phantom Share awards, prepared materials and consulted with the Compensation Committee regarding executive salaries, bonuses and equity-based incentives and assisting us in computing Black Scholes values for Long-Term Incentive Cash Incentive Plan awards and accruals. Its fees were authorized by the Compensation Committee without input from management. Exequity, Inc. was responsible to the committee. It performed no other work for us or our affiliates.
Management has engaged Hewitt Associates LLC since 2008 as an advisor to the Human Resources department. Hewitt is engaged for individual projects where management desires outside expertise. Hewitt provides us with an on-line global compensation subscription that we use in market analysis primarily for executive and non-executive compensation.
Compensation Committee Interlocks and Insider Participation
Messrs. Steven J. Lebowski (Chairman), Zachary E. Savas and Terence C. Seikel served on the Compensation Committee in 2010 through April 28, 2010, and Messrs. David M. Goldberg, Steven J. Lebowski (Chairman) and Zachary E. Savas served on the Compensation Committee during the remainder of 2010. No one who served on the Compensation Committee in 2010 is or ever has been an officer or employee of Tecumseh Products Company or any of our subsidiaries. In 2010, none of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity with an executive officer that served on our board or compensation committee.
Communications with the Board of Directors
Shareholders may send communications to the board, the Chairman of the Board, the Lead Director or the Audit Committee by mailing them to:
Board of Directors
c/o Secretary
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
Shareholders may also e-mail communications to the board by using the e-mail address provided in the “Investor Relations” section of our website at www.tecumseh.com.

The Secretary will review each communication and, after consulting with the Chairman if he thinks it advisable, will forward the communication to the person he deems appropriate to deal with it. He also will provide a copy of each communication to the Lead Director. The Secretary reviews communications to ensure that inappropriate matters, such as marketing materials and non-substantive matters, are removed.
Board Leadership Structure and Role in Risk Oversight
Our current Chief Executive Officer, Mr. Wainright, is not a director. Mr. Herrick is our Chairman of the Board and presides at all meetings of the shareholders and the board at which he is in attendance. Zachary E. Savas is our Lead Director. He is responsible for calling, establishing an agenda for, and moderating executive sessions of independent directors and may call, and add to the agenda for, regular or special meetings of the board. Our bylaws require the lead director to be independent within the meaning of the applicable rules of The Nasdaq Stock Market LLC.
Our Board of Directors oversees our internal controls, including controls over risks facing us. This oversight is administered primarily though the following:
•	the Board’s review and approval of our annual business plan (prepared and presented to the Board by the Chief Executive Officer and other management), including the projected opportunities and challenges facing our business each year;
•	at least quarterly review of our business developments, business plan implementation and financial results;
•	our Audit Committee’s oversight of our internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting (and related reports to the full board); and
•	our Compensation Committee’s reviews and recommendations to the board regarding our executive officer compensation and its relationship to our business plans.
Discussions regarding risk and risk management are generally led by our Vice President, Chief Financial Officer and Secretary, who makes presentations at the board meetings and at Audit Committee meetings. The board has consolidated risk management, governance and internal audit functions and directed that the Vice President, Chief Financial Officer and Secretary oversee these functions, reporting to the Chief Executive Officer as well as the Audit Committee and the Board.

Code of Conduct
We have adopted the Tecumseh Products Company Corporate Policy, including a Code of Conduct, Ethics Reporting Policy, and Code of Ethics for Financial Managers, which is a code of ethics that generally applies to all of our directors, officers and employees, although some parts only apply to employees or a specified group of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. A current copy of the Corporate Policy can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a wavier from, a provision of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relaters to any element of the code of ethics definition enumerated in Item 406(b) of the SEC’s Regulation S-K by posting such information on our Internet website, in the “Investor Relations” section at www.tecumseh.com. We are not including information contained on or available through the company’s web site as part of, or incorporating such information by reference into, this proxy statement.
Transactions with Related Persons
The board recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and has determined that the Audit Committee is best suited to review and approve related person transactions. Our Audit Committee’s charter requires it to review, on an ongoing basis, related party transactions required to be disclosed in our public filings for potential conflict of interest situations and requires all such transactions to be approved by the committee or another independent body of the board.
Generally, if the actual activity provides no evidence of more favorable treatment than arm’s length transactions or other actions that could be detrimental to the Company, the transactions are approved, with or without conditions. Arm’s length transaction are generally transactions in which both parties are acting in their own self interest and are not subject to any pressure or duress from the other party.
The related party transactions described below have been reviewed and approved by the Audit Committee or another independent body of the Board. On April 30, 2009 and March 7, 2011, the committee approved the ongoing business with United Refrigeration and its subsidiaries. In February 2010, an internal audit concluded that 2009 sales activity with United Refrigeration was conducted appropriately and on arm’s length terms. John H. Reilly is the non-executive-Chairman of the Board and the majority owner of United Refrigeration Inc., one of the largest distributors of refrigeration, air conditioning and heating parts and equipment worldwide. On February 3, 2010, Mr. Reilly filed a Schedule 13D amendment, indicating that, at that time, he was a beneficial owner of 9.7% of the outstanding shares of our Class B Common Stock (which, according to a filing he made on September 1, 2009, had previously been 8.6% of the outstanding shares of our Class B Common Stock). During 2010, in the ordinary course of business, sales to United Refrigeration, Inc. and its affiliates amounted to approximately $26.5 million, or approximately 2.9% of our consolidated sales. In 2011, through February 28, 2011, sales to United Refrigeration, Inc. and its affiliates amounted to approximately $6.7 million.
On August 12, 2010, we advanced to Kent Herrick, one of our directors, and Todd Herrick, a former officer and director and Kent Herrick’s father, $182,330 for legal expenses incurred by them between February 28, 2009 and June 30, 2010 related to our anti-trust investigation and litigation, subject to their undertaking to repay such advances if it is ultimately determined that they are not entitled to indemnification. On April 28, 2010, the Governance and Nominating Committee approved this expense advancement.

Section 16(a) Beneficial Ownership Reporting Compliance
Directors, certain officers, and beneficial owners of more than 10% of the Class B shares are required to file reports about their ownership of our equity securities under Section 16(a) of the Securities Exchange Act of 1934 and to provide copies of the reports to us. Based on the copies we received and on written representations from the persons we know are subject to these requirements, we believe all 2010 filing requirements were met, except that
•	two of our new executive officers (Messrs. Connor and Noelke) each filed one Form 3 two days late in 2010, reporting no securities owned.
•	four of our non-employee directors (Messrs. Herrick, Lebowski, Savas and Seikel) filed one late Form 4 in 2010, each reporting one transaction — a grant of deferred stock units effective January 1, 2010 under our Outside Directors’ Deferred Stock Unit Plan;
•	each of our three executive officers (Messrs. Wainright, Noelke and Connor) filed one late Form 4 in 2010, each reporting two transactions — grants of stock appreciation rights and phantom shares effective January 4, 2010 under our Long-Term Cash Incentive Plan; and
•	the original Form 3 filed on behalf of our new director (Mr. Goldberg) did not report his ownership of some Class A Common Stock and reported other shares as held directly, rather than indirectly until it was amended after the reporting deadline.
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
Grant Thornton LLP was our independent accounting firm for the fiscal year ended December 31, 2010, and the Audit Committee has selected the same firm as Tecumseh’s independent accountant for the fiscal year ending December 31, 2011. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification. If the committee’s selection is not ratified by a majority of the votes cast by holders of Class B shares present or represented at the meeting, we will ask our Audit Committee to reconsider its selection. Even if the selection is ratified, Tecumseh’s Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tecumseh Products Company and its shareholders.

Attendance at Annual Meeting
A Representative of Grant Thornton LLP is expected to be present at the annual meeting and available to respond to appropriate questions from shareholders. The representative will have an opportunity to make a statement if he or she so desires.
Audit and Non-Audit Fees
The table below shows the fees billed to us for the last two fiscal years primarily by Grant Thornton LLP, Tecumseh’s independent registered public accounting firm since April 16, 2007. All of the services were performed under engagements approved by Tecumseh’s Audit Committee before Tecumseh entered into them. The fees included in the Audit category are fees billed for the fiscal years for the audit of Tecumseh’s annual consolidated financial statements included in Tecumseh’s annual report to shareholders on Form 10-K and review of Tecumseh’s consolidated financial statements included in Forms 10-Q and related matters within that category. The fees included in each of the other categories are fees billed in the fiscal years.

	Year Ended
	December 31,
	2010	2009
Audit Fees	$1,414,110	$1,772,300
Audit-Related Fees	$8,663	$0
Tax Fees	$25,094	$0
All Other Fees	$0	$20,972
Audit fees were for professional services rendered for the audits of our consolidated financial statements, for quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q, for auditing our internal controls, for consents relating to use of their audit opinions in our filings, for assistance with responses to SEC comments and for assistance with and review of documents we filed with the SEC. Amounts shown in the table include $0 for 2010 and $62,855 in 2009 paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm until April 16, 2007, in audit fees relating to their consent and opinion appearing in our Annual Report on Form 10-K for the year ended December 31, 2008.
Audit-related fees were for assistance in preparing Form 5500 filings for our post-retirement plans.
Tax fees were for tax compliance work, including preparing a claim for refund, and tax planning and advice, including assistance with tax appeals.
All other fees in 2009 were for assistance with anti-trust matters.
The Audit Committee’s current policy provides the committee (or its chairman) with the sole authority to pre-approve all audit engagement fees and terms. In addition, the committee (or its chairman) has the authority to pre-approve any audit-related and non-audit services provided to us by our outside auditor.

Vote Required and Board Recommendation
This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD RECOMMENDS THAT HOLDERS OF CLASS B COMMON STOCK VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS TECUMSEH’S INDEPENDENT ACCOUNTING FIRM FOR 2011.
EXECUTIVE OFFICERS
The following table sets forth information about our executive officers.

Name	Age	Title	Executive Officer Since

James E. Wainright	56	President and Chief Executive Officer	February 2008

Michael A. Noelke	57	Executive Vice President, Global Sales, Marketing and Engineering	January 2010

James J. Connor	59	Vice President, Chief Financial Officer and Secretary	January 2010
Our officers serve at the discretion of the Board of Directors.
James E. Wainright has been our President and Chief Executive Officer since December 2009 and served as our acting President from October 2009 to December 2009. He previously served as our Vice President of Global Operations from October 2007, when he joined us, until October 2009. From 2001 to October 2007, he served as Senior Vice President of Operations of A.O. Smith Corporation — Electrical Products Division, a manufacturer of electric motors. Before that, he served as an industrial/manufacturing engineer for Carrier Corporation, a division of United Technologies and a heating, ventilation and air conditioning manufacturer, and as an engineering manager at Carrier Corporation’s residential air conditioning headquarters, responsible for all plant engineering functions and, later, responsible for plant operations.
We and Mr. Wainright have mutually determined that Mr. Wainright will separate his employment with us after an approximately 90-day transition period. During that period, our management and Board of Directors will conduct a search for a successor to Mr. Wainright as our Chief Executive Officer, including a review of internal candidates.

Michael A. Noelke has served as our Executive Vice President, Global Sales, Marketing and Engineering since January 2010. Prior to joining us, Mr. Noelke served for 32 years in a variety of positions at the Sporlan Division of Parker Hannifin Corp, a leading global supplier of heating, ventilation, air conditioning and refrigeration components, including for residential and commercial air conditioning and supermarket and transport refrigeration. He was Global Vice President, Business Development from June 2009 until December 2009, responsible for the division’s global sales organization and strategy as well as business development strategy, such as acquisition, partnerships and innovating technology. He previously served as Division General Manager from July 2006 until June 2009, with profit and loss responsibility for the organization of over 1,200 people. He also previously served as Division Operations Manager from July 2005 until July 2006 and Division Marketing Manager from October 2004 until June 2005 as well as in various sales, engineering and planning positions. He is a member of the Refrigeration Service Engineers Society, past president of the American Society of Heating, Refrigeration and Air Conditioning Engineers (ASHRAE) St. Louis chapter and a member of the communications committee and past president of the Valves and Accessories section of the Air Conditioning, Heating and Refrigeration Institute (AHRI). Mr. Noelke is a party to a letter agreement with us that requires us to elect him to the offices he holds.
James J. Connor has served as our Vice President and Chief Financial Officer since January 2010 and as our Secretary since January 2011. Mr. Connor served as our Treasurer from January 2010 to January 2011. From 2005 until December 2009, Mr. Connor was a managing director of BBK, Ltd,, a business and turnaround management consulting firm, where he worked with automotive suppliers and other manufacturing companies to help them develop and implement their product, financial and operating strategies. From 2000 to 2005, Mr. Connor served as President and Chief Executive Officer of Newcor, Inc., a manufacturer of precision-machined components and related products for the automotive, heavy truck, agricultural and appliance industries. Mr. Connor joined Newcor in 1999 as Vice President and Chief Financial Officer. Before joining Newcor, Mr. Connor served as Vice President and Chief Financial Officer for Rockwell Medical Technologies Inc. from 1996 to 1999. From 1991 to 1996, Mr. Connor served as President of Glacier Vanderwell, Inc., an engine bearing manufacturer. Mr. Connor is an active member of the Turnaround Management Association, The American Institute of Certified Public Accountants, and the Michigan Association of Certified Public Accountants. Mr. Connor is a party to a letter agreement with us that requires us to elect him to the offices he holds.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
2010 was our first full year under new leadership. In December 2009, our board approved James E. Wainright’s appointment as President and Chief Executive Officer. Also in January 2010, Michael A. Noelke joined us as our Executive Vice President, Global Sales, Marketing and Engineering, replacing Pat Canavan, formerly our Vice President of Global Sales and Marketing, who left the company at the end of 2009. In addition, James Nicholson, our Vice President, Treasurer and Chief Financial Officer, left us at the end of 2009, and in January 2010 James J. Connor joined us as Vice President, Treasurer and Chief Financial Officer and is currently our Vice President, Chief Financial Officer and Secretary.

In fiscal 2010, in view of then current economic conditions, we held Mr. Wainright’s salary at the level specified in his 2007 employment letter. Mr. Connor’s and Mr. Noelke’s salaries and signing bonuses were negotiated at arm’s length in their December 2009 employment letters, and because their salaries were recently negotiated, we did not increase their salaries in 2010. For 2011, we held executive officer salaries at the same level in light of continuing concerns about the economy and our expected performance. See “2011 Compensation Arrangements.”
To make our bonuses better reflect our performance and cash flows during the year, we also adopted an annual incentive plan based on our free cash flows, defined as operating income from continuing operations before bonuses, with adjustments, such as eliminating non-recurring expenses and income, and provided an increased target incentive as a percentage of salary of 100% for Mr. Wainright as a result of his becoming our Chief Executive Officer and negotiated target incentives as a percentage of salary of 100% for Mr. Noelke and 75% for Mr. Connor. For 2011, our annual incentives are based on our adjusted return on average total capital (debt and equity). See “2011 Compensation Arrangements.”
We also continued to grant equity incentives, split evenly (in grant date fair value) between stock appreciation rights and phantom shares (both settling in cash) based on 50% of the total salary and target bonus. For 2011, (1) we discontinued grants of stock appreciation rights, (2) we based the total target amount of annual incentives and equity incentives on the same percentage of salary used in 2010 (200% for Mr. Noelke, 162.5% for Mr. Connor, and none for Mr. Wainright because of his impending departure), but determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (phantom shares in 2011), (3) we adjust the amount of phantom shares awarded based on our 2011 adjusted return on average total capital (debt and equity), i.e., we now subject the amount of the equity incentives to a performance condition, and (4) we provide that 25% of the adjusted award is at the discretion of our Compensation Committee based on its subjective judgment of the executive’s individual and our overall performance for 2011, i.e., for 2011, 25% of the equity and annual cash incentive awards (not just the annual cash incentive awards) are at the discretion of the Compensation Committee, determined after year end. By linking our long-term incentives to our financial results, we hope to more closely align our named executive officers’ incentives with the long-term interests of shareholders. We will no longer be providing long-term incentive compensation in the form of stock appreciation rights and phantom shares with only time-based vesting requirements. We want even long-term equity incentives to be subject to achieving our performance goals.
Our board plans to continue to critically review our executive compensation arrangements. As part of this commitment and partly in response to shareholder approval at the 2009 annual meeting of a Say on Executive Pay proposal, the board implemented a policy in 2009 that at each annual meeting of shareholders, beginning at the 2010 annual meeting, shareholders will have the opportunity to vote on an advisory basis on whether to approve the compensation of our named executive officers. The outcome of the shareholder advisory vote will be considered by the board and the Compensation Committee as they consider compensation policies and procedures going forward.

Process and Elements
The Compensation Committee’s process of reviewing the executive compensation program and setting the compensation levels of the executive officers named in the Summary Compensation Table (who are sometimes referred to as “named executive officers” or “NEOs”) involves several components. Typically, during the first quarter of each year, the committee reviews each NEO’s total compensation. Also, typically during the fourth and first quarters of each year the committee meets with its compensation consultant to discuss annual and long-term incentives for executive officers and to develop plans for the new year. The committee members also meet regularly with the NEOs at various times throughout the year, both formally within board and committee meetings and informally outside of board and committee meetings, which allows the committee members to assess each NEO’s performance. The committee also typically solicits input from all non-employee directors as to the Chief Executive Officer’s performance. This was done in the first quarter of 2010 and 2011 in connection with the general review of NEO compensation and determination of the prior year’s bonuses. In addition, the CEO annually presents his evaluation of each NEO to the committee, which includes a review of each officer’s contributions and performance over the past year, strengths, opportunities for improvement, development plans, and succession potential. The CEO also presents compensation recommendations for the committee’s review and consideration. Following this presentation and an assessment of competitive market data for each position, including demands of potential new executives, the committee assesses all information in its possession and makes decisions on each element of compensation (discussed below) for each of the NEOs.
The main elements of the named executive officers’ compensation are salary, cash incentives under our Annual Incentive Plan (or under our Long-Term Incentive Cash Award Plan as Performance Awards), stock appreciation rights, or SARs, and phantom shares (all settleable in cash only) awarded under our Long-Term Incentive Cash Award Plan, and retirement benefits. The committee’s philosophy is to pay a base salary to attract and retain qualified executives and to allocate a significant portion of their total compensation to performance-oriented elements, to motivate them to meet specific performance objectives and increase shareholder value without taking excessive risks. Under this program, our named executive officers are rewarded for their service to the company, the achievement of specific performance goals and the realization of increased shareholder value.
•	Base Salary. During the first quarter of each year, the committee reviews and establishes the base salaries of the NEOs. We review compensation survey data compiled and reviewed by the committee’s consultant (last done in 2010). For each NEO, the committee takes into account the scope of each incumbent’s responsibilities and individual performance and the demands of new employees and then tests the results from these factors against compensation survey data. In making base salary decisions, the committee is mindful of the issues inherent in maintaining internal pay equity while also ensuring that our compensation program remains able to attract and retain qualified executives. As we are committed to the principles of pay-for-performance, the committee generally targets base salary, a non-variable element of compensation, to be approximately at the market median of our peer group. In view of current economic conditions and compensation survey data showing that executive salaries are approximately at the market median, management has recommended, and the committee has agreed, that NEO salaries not be increased at the beginning of 2010 or 2011. Salaries for new NEO’s hired in December 2009 and starting in January 2010 were determined primarily by arm’s length negotiations with these new employees. The base salaries paid to the NEOs during 2010 are shown in the Summary Compensation Table under the “Salary” column.

•	Annual Incentive Opportunity. During the first quarter of each year, the committee establishes an annual cash incentive opportunity for each NEO under the company’s Annual Incentive Plan (or under our Long-Term Incentive Cash Award Plan as Performance Awards). At that time, the committee approves:
•	the overall company performance measures, goals, and funding formulas for the year;
•	the individual performance measures and goals for each NEO for the year; and
•	the target annual incentive opportunity for each NEO.
We target annual incentive compensation opportunities to be competitive with market medians. Actual performance results, both company and individual, can yield incentive compensation results that fall below or above market medians. Stated another way, the compensation program can yield higher than market median compensation for higher performance. We discuss the performance measures, goals and results for 2010 and the performance measures and goals for 2011 later in this Compensation Discussion and Analysis.
•	Long-Term Incentives. The long-term incentive element of our compensation program is structured to:
•	motivate and reward the NEOs for performance aimed at increasing shareholder value over periods longer than one year;
•	link executives’ interests with those of shareholders; and
•	retain executives over the longer term.
For 2011, these incentives are also structured to provide incentives to achieve our performance goal, as the amount of the awards vary based on the achievement of our performance goal.
•	Retirement Benefits. We provide retirement benefits to attract and retain employees and to encourage employees to save money for their retirement.

The Long-Term Cash Incentive Plan currently uses cash-settled SARs (in 2010, but not in 2011), which are the functional equivalent of stock options, and phantom shares, which are the functional equivalent of restricted stock, as the long-term incentive and retention vehicles.
Each year, the committee establishes a target long-term incentive opportunity for each NEO, which is expressed as a percent of the NEO’s annual cash compensation opportunity (a percent of the NEO’s total salary for 2011, which equals 60% of the total target amount of annual incentives and equity incentives as a percentage of salary used in 2010). During the first quarter of each year, the committee determines the aggregate dollar value of the long-term incentive opportunity for each NEO and then makes annual grants of SARs (in 2010, but not in 2011) and phantom shares. For 2011, we also (1) adjust the amount of phantom shares awarded based on our 2011 adjusted return on average total capital (debt and equity), and (2) provide that 25% of the adjusted award is in the discretion of our Compensation Committee based on its subjective judgment of the executive’s individual performance and our overall performance for 2011. These grants are made following the committee’s consideration and review of our results for the prior year and at the same time the committee is making other compensation decisions for the NEOs. In setting the long-term target opportunity for each NEO, the committee considers competitive data and strives to set target opportunities at market medians. The 2010 and 2011 grants for the NEOs are discussed later in this Compensation Discussion and Analysis.
Peer Group Comparisons
We use a peer group of companies to determine a range of competitive compensation practices for our named executive officers and certain other key executives. The companies in the peer group at the time of the 2010 and 2011 decisions are Encore Wire Corporation, Federal Signal Corporation, FreightCar America, Inc., Gardner Denver, Inc., Mettler-Toledo International Inc., Monaco Coach Corporation, Park-Ohio Holdings Corp., Regal Beloit Corporation, Sauer-Danfoss Inc., Tredegar Corporation, Wabash National Corporation, and Watsco, Inc. While these peer group companies do not represent a perfect match for us in terms of products manufactured, the nature and size of their businesses place them in competition with us for executive and managerial talent. These are companies to which we could lose people and from which we could recruit people. Through 2010, the revenues of the 2010 and 2011 peer group companies ranged from $522 million to $2.2 billion, with a median of $921 million and average of $1.2 billion. Tecumseh’s revenues for 2010 were $930 million.
We use the peer group data to determine competitive total compensation levels for base salary, annual incentives and long-term incentives. We review these data in making decisions on each of these elements of compensation for each executive, but we do not rigidly apply the competitive data in any way. In making compensation decisions for our executives, we consider company performance, individual performance and potential, prevailing market conditions and the competitive compensation data. We do not, however, formally tie any specific elements of compensation to a benchmark.

The 2010 actual total salary, Annual Incentive Plan compensation, phantom share awards, and stock appreciation rights awards of Mr. Wainright, our President and Chief Executive Officer, was 44% of the 2010 peer group’s CEO median total of these compensation elements (based on survey results we received in 2010). The 2010 actual total salary, Annual Incentive Plan compensation, phantom share awards, and stock appreciation rights awards of Mr. Connor, our Vice President, Treasurer and Chief Financial Officer during 2010 (currently our Vice President, Chief Financial Officer and Secretary), was 100% of the 2010 peer group’s CFO median total of these compensation elements. Mr. Noelke is our Executive Vice President, Global Sales, Marketing and Engineering, but we did not have peer group compensation information for a sales, marketing and engineering executive.
The total of Mr. Wainright’s 2011 salary, target Cash Performance Award compensation and target phantom shares compensation is 48% of the 2011 peer group’s CEO median total of these compensation elements (based on survey results we received in 2010). The total of Mr. Connor’s 2011 salary, target Cash Performance Award compensation and target phantom shares compensation is 116% of the 2011 peer group’s CFO median total of these compensation elements. Mr. Noelke is our Executive Vice President, Global Sales, Marketing and Engineering, but we do not have peer group compensation information for a sales, marketing and engineering executive.
2010 Salaries
For 2010, in view of then current economic conditions and Mr. Wainright’s recommendation, we held Mr. Wainright’s salary at the level specified in his 2007 employment letter. Mr. Connor’s and Mr. Noelke’s salaries and signing bonuses were negotiated at arm’s length in their December 2009 employment letters, and because their salaries were recently negotiated, and based on Mr. Wainright’s recommendation, we did not increase their salaries in 2010. We believe that the salaries of all the NEOs fall within the range of competitive practice.
2010 Cash Incentives
In 2010, our executive officers had the opportunity to earn cash incentives based on performance during the year under our Annual Incentive Plan. Under the Annual Incentive Plan, each participating executive is eligible to earn a cash incentive based on the Company’s and the executive’s performance during the year. Early in 2010, the Compensation Committee established a target incentive for each participating employee, expressed as a percentage of his or her salary. We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.
To make our bonuses better reflect our performance and cash flows during the year, the maximum total bonuses under the plan for 2010 was determined based on our 2010 free cash flows. In adopting this performance measure, the committee sought to ensure that the NEOs would be focused on maximizing our free cash flow.

This maximum bonus pool was determined by multiplying actual free cash flow by a percentage that varied depending on the actual free cash flow. The maximum total bonus pool was divided into two components: a free cash flow component equal to 75% of the maximum bonus pool, and a discretionary component equal to 25% of the maximum bonus pool and corresponding to the individual performance component of the individual bonuses. The Committee had discretion to include all, none or any portion of the discretionary portion in the maximum total bonuses for 2010. No bonus would have been payable for free cash flow below the threshold free cash flow. The total bonuses paid to participants under the plan for either component could not exceed the maximum bonus pool with respect to that component. The percentages used to calculate the maximum total bonuses for the threshold, target and maximum free cash flow were as follows:

Free Cash Flow	Free Cash Flow Percent	Discretionary Percent	Total Percent

Threshold ($5,491,000)	10.00%	3.33%	13.33%
Target ($18,757,000)	14.625%	4.875%	19.50%
Maximum ($36,600,000)	15.00%	5.00%	20.00%
The calculation would result in the target total bonuses being approximately equal to the sum of all participants’ target bonuses under the plan for 2011. The threshold total bonuses would be approximately 20% of the target and the maximum total bonuses would be approximately 200% of the target.
Free cash flow means our operating income from continuing operations before bonuses under this plan, plus or minus non-recurring expenses or income, pension credits, pension reversion taxes, gains and losses on fixed asset disposals, depreciation, phantom stock unit and stock appreciation rights expenses, capital expenditures, and non-operating selling and administrative and foreign exchange adjustments.
The table below provides information about our actual 2010 free cash flow performance and the resulting percentages:

Actual	Actual	Actual	Actual
Free Cash Flow	Free Cash Flow Percent	Discretionary Percent	Total Percent

$14,379,000	13.25%	4.42%	17.67%
Based on our 2010 performance, however, the Compensation Committee determined to include none of the discretionary portion in the maximum total bonuses for 2010. As a result our maximum bonus pool for 2010 was $2,541,000, all allocated to the free cash flow component of the bonuses.
We allocated the actual incentive pool among all participants based on company performance relative to the goals described above. Because none of the discretionary portion was included in the maximum total bonuses for 2010, the part of the annual incentives that was to be based on an evaluation of the individual’s performance, was not paid. The total of all incentives under the plan for each component (including incentives for participants who are not executive officers) could not exceed the total company incentive pool for that component calculated as described above. Therefore, because there were zero dollars in the discretionary portion of the incentive pool, the individual performance portion of the individual bonuses were reduced to zero. If the total individual bonuses under the free cash flow component had exceeded the maximum bonus pool for that component (which they did not), all of the free cash flow components of the individual bonuses would have been reduced proportionately so that they equaled the maximum bonus pool for that component.

For 2010, the Compensation Committee established a target incentive for each participating employee, expressed as a percentage of his or her salary. Individual bonuses were determined based on the following:
•	free cash flow (75% weighting), subject to the total bonus pool for the free cash flow component; and
•	individual performance (25% weighting), subject to the total bonus pool for the discretionary component.
The free cash flow portion of the individual bonus equaled (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by 75% weighting, (4) multiplied by a percentage roughly between 20% and 200% based on the actual free cash flow component of the maximum total bonuses compared to the target.
The individual performance portion of the individual bonuses was to be calculated as follows: (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by 25% weighting, (4) multiplied by 0%, 80%, 100% or 120%, depending on an individual performance evaluation conducted at the end of the year by the Committee for Mr. Wainright and by Mr. Wainright for other participants and based on the executive’s key responsibilities, specific improvement objectives, and leadership competencies. As there was no bonus pool for this component of the bonuses, the individual performance portions of the bonuses were reduced to zero for 2010.
All individual goals the Compensation Committee established for 2010 were based on Mr. Wainright’s recommendations. After the end of 2010, the committee adopted Mr. Wainright’s findings as to the individuals’ actual performance relative to their individual goals, except for Mr. Wainright’s own performance, which was evaluated by the committee.
Mr. Wainright’s individual performance goals were based on improving free cash flow, working capital performance, revenues, product quality, on-time delivery, and competitive pricing, and integrating new executives into the business, restructuring sales, marketing and treasury activities, upgrading engineering and supply chain activities, increasing global communication of business goals, achieving product roadmap milestones and ensuring a complementary manufacturing footprint. Because the discretionary portion of the bonuses under the plan were not awarded for 2010, the multipliers under the plan based on individual performance evaluations were not determined for 2010.
Mr. Noelke’s individual performance goals were based on U.S. net sales and restructuring our sales force. Because the discretionary portion of the bonuses under the plan were not awarded for 2010, the multipliers under the plan based on individual performance evaluations were not determined for 2010.

Mr. Connor’s individual performance goals were based on our free cash flows, hedging arrangements and reorganization of our treasury operations. Because the discretionary portion of the bonuses under the plan were not awarded for 2010, the multipliers under the plan based on individual performance evaluations were not determined for 2010.
The 2010 target incentive percentages for our executive officers and their actual incentive percentages allocated to them based on these calculations were:

		Actual From	Actual From	Total
	Target Incentive	Company	Individual	Actual Incentive
Executive Officer	Percentage	Performance	Performance	Percentage

James E. Wainright	100% of salary	53.3%	0.0%	53.3% of salary
Michael A. Noelke	100% of salary	53.3%	0.0%	53.3% of salary
James J. Connor	75% of salary	39.9%	0.0%	39.9% of salary
We do not have a policy regarding adjustment of bonus payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment, but we have not had such a restatement or adjustment.
2010 Equity-Based Awards
The third major component of our executives’ compensation consists of awards under our Long-Term Incentive Cash Incentive Plan. These awards, settleable only in cash, tie executives’ compensation to the long-term market performance of our Class A shares. For 2010, we awarded SARs (economically equivalent to stock options) and phantom shares (economically equivalent to restricted stock) in the amounts shown in the Summary Compensation Table.
Each of Mr. Wainright’s, Mr. Noelke’s and Mr. Connor’s long-term incentive awards for 2010 in the form of stock appreciation rights and phantom shares was required under the terms of his employment letter. The amount of these awards had a grant date fair value equal to 50% of the sum of the executive’s salary and target Annual Incentive Plan award, divided equally between grant date fair value of phantom shares and stock appreciation rights.
The committee uses phantom shares in addition to stock appreciation rights to increase the retention value of the award (in case stock prices decline, phantom shares retain some value) and to subject the holder to risks of stock price declines (the phantom shares become less valuable as the price declines), while providing incentive to increase stock prices as is the case for stock appreciation rights. Phantom shares also provide incentives to increase stock price even if the stock price declines after the award date. Because phantom shares are paid in cash when they vest, their incentive and retention value only lasts during the vesting period, whereas stock appreciation rights can provide their incentive for the entire term of the stock appreciation right (until exercise). The committee’s policy in 2010 was also to grant stock appreciation rights with fair market value base prices so that they only provide compensation if the share price increases. The committee did not grant stock appreciation rights in 2011 and instead awarded only phantom shares as our long-term incentives, because of the advantages of phantom shares described above and to simplify our long-term incentives. For 2011, these phantom share awards are also structured to provide incentives to achieve our performance goal, as the amount of the awards vary based on the achievement of our performance goal. The committee’s policy is also to provide for three year vesting of equity awards to provide the executive with an incentive to remain with us.

Retirement Benefits
Our named executive officers participate in our Retirement Savings Plan (a 401(k) plan) and our defined benefit plan on the same basis as other salaried employees. The Compensation Committee considers the value of benefits under these plans when determining other compensation.
2011 Executive Compensation Arrangements
In view of current economic conditions and our 2010 results of operations, management recommended, and the committee agreed, that the salaries of each of Mr. Wainright, Mr. Noelke and Mr. Connor not be increased at the beginning of 2011. Their salaries were negotiated in connection with employment letters (2007 for Mr. Wainright and December 2009 for Messrs. Noelke and Connor) when they first joined the Company.
For 2011, we determined to provide cash incentives by granting Performance Awards under our Long-Term Incentive Cash Award Plan. Our Compensation Committee designates our employees eligible to receive Performance Awards under our Long-Term Incentive Cash Award Plan. For 2011, two of our three current executive officers, Michael A. Noelke and James J. Connor, received such Performance Awards.
On March 7, 2011, Mr. Wainright and our Board of Directors mutually determined that Mr. Wainright will separate his employment with us after an approximately 90-day transition period. During that period, our management and Board of Directors will conduct a search for a successor to Mr. Wainright as our Chief Executive Officer, including a review of internal candidates. As a result, Mr. Wainright is not participating in our 2011 Performance Awards or performance phantom share awards.
To make our annual cash incentive reflect our performance during the year, the actual amount of the cash payment under the Performance Awards for 2011 will be determined based on our adjusted return on total capital (“Adjusted ROC”) compared to our target Adjusted ROC.
Adjusted ROC is our 2011 income or loss from continuing operations before taxes divided by total capital. Income or loss from continuing operations before taxes is our income (loss) from continuing operations before taxes, excluding (1) expense relating to award agreements under the Long-Term Incentive Cash Award Plan, (2) non-recurring income and expenses, (3) gains and losses on fixed asset disposals, (4) foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Board, and (5) settlement related to antitrust litigation, excluding legal fees incurred in connection with antitrust matters.

Total capital means the sum of (1) (a) the average of the amounts shown on our balance sheets at December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011 as long-term debt, minus (b) the average of the amounts shown as cash and cash equivalents on our balance sheets at December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, excluding foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Board, plus (2) the average of the amounts shown as shareholders’ equity on our balance sheets at December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011.
For 2011, the Compensation Committee has established a target incentive for each participating employee under each Performance Award. The Compensation Committee based the total target amount of annual incentives and equity incentives on the same percentage of salary used in 2010 (200% for Mr. Noelke, 162.5% for Mr. Connor, and none for Mr. Wainright because of his impending departure), and determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (phantom shares in 2011). We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.
The actual award amount will vary based on a percentage equal to the actual Adjusted ROC divided by the target Adjusted ROC. If actual Adjusted ROC is less than 80% of target Adjusted ROC, the actual award amount and the payments under the Performance Award will be zero. Reaching 80% of the target Adjusted ROC would require a significant improvement over 2010 actual Adjusted ROC. If actual Adjusted ROC is 80% or more of target Adjusted ROC, the actual award amount will be 50% of the target incentive, plus 2.5% of the target incentive for each full 1% that the percentage of actual Adjusted ROC divided by target Adjusted ROC exceeds 80%, up to a maximum of 150% of the target incentive if such percentage is 120% or more. If actual Adjusted ROC is equal to target Adjusted ROC, the actual award amount is 100% of the target incentive.
Of the actual award amount, 75% will be realized based on the above formula and between 0% and 25% may be realized, as determined by the Compensation Committee in the exercise of its sole discretion, on the date between January 1, 2012 and March 1, 2012 that the Compensation Committee determines actual Adjusted ROC for 2011 (the “Determination Date”). The committee has discretion to include all, none or any portion of the discretionary portion of the award for 2011. The committee intends to exercise this discretion based on its subjective evaluation of the participating employee’s and our overall performance during 2011. The following table illustrates the potential award amounts as a percentage of the target incentive for the threshold, target and maximum Adjusted ROC compared to target Adjusted ROC:

		Maximum	Maximum
Adjusted ROC	Adjusted ROC Percent	Discretionary Percent	Total Percent

Threshold (80%)	37.50%	12.50%	50.00%
Target	75.00%	25.00%	100.00%
Maximum (120%)	112.50%	37.50%	150.00%
The Adjusted ROC portion of the individual payment will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by 75% weighting, (4) multiplied by a percentage between 50.00% and 150.00% based on the actual Adjusted ROC compared to the target Adjusted ROC.

The discretionary portion of the individual bonuses will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by a percentage between 0% and 25%, determined by the Compensation Committee in its discretion depending on a subjective individual performance evaluation conducted at the end of the year by the Chief Executive Officer for other participating employees and based on the executive’s key responsibilities, specific improvement objectives, and leadership competencies and also depending on a subjective company performance evaluation conducted at the end of the year by the Committee, (4) multiplied by a percentage between 50.00% and 150.00% based on the actual Adjusted ROC compared to the target Adjusted ROC.
The 2011 target incentive percentages for Performance Awards for our current executive officers are:

Executive Officer	Target Incentive

Michael A. Noelke	80% of salary
James J. Connor	65% of salary
In addition, for 2011 the Compensation Committee has awarded performance phantom shares to the same two of our three current executive officers under our Long-Term Incentive Cash Award Plan. To make our equity incentives reflect our performance during the year, the actual amount of the phantom shares awarded for 2011 will also be determined based on our Adjusted ROC compared to our target Adjusted ROC.
For 2011, the Compensation Committee has established a target incentive for each participating employee under each Performance Award. The Compensation Committee based the total target amount of annual incentives and equity incentives on the same percentage of salary used in 2010 (200% for Mr. Noelke, 162.5% for Mr. Connor, and none for Mr. Wainright because of his impending departure), and determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (phantom shares in 2011). The actual award amount will vary based on the percentage of the actual Adjusted ROC divided by the target Adjusted ROC in the same manner as the Performance Awards are adjusted as described above.
Of the actual award amount, 75% will be realized based on the above formula and between 0% and 25% may be realized, as determined by the Compensation Committee in the exercise of its sole discretion, on the Determination Date in the same manner as the Performance Awards described above.
The 2011 target incentive percentages for phantom share awards for our current executive officers are:

Executive Officer	Target Incentive

Michael A. Noelke	120% of salary
James J. Connor	97.5% of salary
The phantom shares will vest in equal one-third installments on the Determination Date, December 31, 2012 and December 31, 2013. Payment of the first vested installment will be made between January 1, 2012 and March 15, 2012, but no earlier than the determination date. Payment of the second and third vested installment will be made between January 1 and March 15 of the year after the vesting date.

Compensation Philosophy
The Compensation Committee has adopted the following compensation philosophy statement:
•	We are a globally recognized brand driven by our people around the world.
•	We want to be a results driven organization guided by global business processes and culture that help us attract and retain talented people.
•	We will offer total compensation that is competitive within each of our local markets and awarded based on level of performance.
•	We want to become the employer of choice through continual job challenge, development and recognition.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the company’s Chief Executive Officer and each of the other named executive officers unless the compensation meets specified requirements that render the compensation performance-based. While the Compensation Committee believes it is generally desirable to structure compensation plans and programs so as to qualify for the performance-based exemption from non-deductibility afforded under Section 162(m), the committee retains the discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier, and in the best interests of our company and shareholders, even if those arrangements are not fully deductible under Section 162(m). We have net operating loss carryforwards and deductions currently just increase those carryforwards.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and those discussions, the committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2010.
Presented by the members of the Compensation Committee of the Board of Directors:
Steven J. Lebowski, Chairman
David M. Goldberg
Zachary E. Savas

Summary Compensation Table
The following table sets forth information for the fiscal years ended December 31, 2010, 2009 and 2008 concerning compensation of (1) all individuals serving as our principal executive officer during the year ended December 31, 2010, (2) all individuals serving as our principal financial officer during 2010, (3) our other executive officers in 2010 who were serving as executive officers as of December 31, 2010 and whose total compensation exceeded $100,000, and (4) up to two additional individuals who were executive officers in 2010 and whose total compensation exceeded $100,000, but who were no longer serving as an executive officer as of December 31, 2010 (none):
2010 SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Non-
						Non-Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation		Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)		($)

James E. Wainright (7)	2010	400,000	0	200,000	200,000	213,000	24,363	24,500	(8)	1,061,863
President and Chief	2009	400,000	0	175,000	175,000	251,977	19,750	24,500		1,046,227
Executive Officer	2008	400,000	0	157,000	157,000	301,260	14,383	28,750		1,058,393

Michael A. Noelke (9)
Executive Vice President, Global Sales, Marketing and Engineering	2010	325,000	75,000	162,500	162,500	173,063	20,246	33,320	(10)	951,629

James J. Connor (11)
Vice President, Chief Financial Officer and Secretary	2010	350,000	50,000	153,125	153,125	139,781	22,201	33,320	(12)	901,552

(1)	Salary includes any amounts deferred at the officer’s election and contributed on his behalf to our Retirement Savings Plan (a 401(k) plan).

(2)	Bonus includes $75,000 for Mr. Noelke and $50,000 for Mr. Connor paid as signing bonuses for 2010.

(3)	Amount represents the grant date fair value with respect to phantom shares, settleable only in cash, awarded under Long-Term Cash Incentive Plan. See note 11 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K for assumptions made in valuing phantom shares.

(4)	Amount represents the grant date fair value with respect to SARs, settleable only in cash, awarded under Long-Term Cash Incentive Plan. See note 11 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K for assumptions made in valuing SARs.

(5)	Non-equity incentive plan compensation consists of cash awards under our Annual Incentive Plan.

(6)	The material assumptions we used in computing the changes in pension value shown in the Summary Compensation Table are listed after the Pension Benefits Table below.

(7)	Mr. Wainright became an executive officer on February 5, 2008 and became our Chief Executive Officer effective December 14, 2009. He was our Vice President of Global Operations before becoming our acting President on October 2, 2009. On March 7, 2011, Mr. Wainright and our Board of Directors mutually determined that Mr. Wainright will separate his employment with us after an approximately 90-day transition period.

(8)	Our required contribution to Retirement Savings Plan ($24,500).

(9)	Mr. Noelke became an executive officer effective January 1, 2010.

(10)	Our required contribution to Retirement Savings Plan ($33,320).

(11)	Mr. Connor became an executive officer effective January 1, 2010.

(12)	Our required contribution to Retirement Savings Plan ($33,320).
Grants of Plan-Based Awards
This table provides information about the cash incentive targets we established early in 2010 under our Annual Incentive Plan for the executive officers named in the Summary Compensation Table and the phantom shares and SAR awards we made to them during 2010 under our Long-Term Incentive Cash Award Plan.

2010 GRANTS OF PLAN-BASED AWARDS

					All Other	All Other		Grant
					Stock	Option		Date Fair
					Awards:	Awards:	Exercise	Value
		Estimated Future Payouts			Number	Number of	or Base	of Stock
		Under Non-Equity Incentive			of Shares	Securities	Price	and
		Plan Awards (1)			of Stock	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#) (2)	(#) (3)	($/Sh)	($)

James E. Wainright		$140,000	$400,000	$720,000
	01/04/10				15,552			$200,000
	01/04/10					19,212	$12.86	$200,000

Michael A. Noelke		$113,750	$325,000	$585,000
	01/04/10				12,636			$162,500
	03/08/10				7,500			$102,975
	01/04/10					15,610	$12.86	$162,500

James J. Connor		$91,875	$262,500	$472,500
	01/04/10				11,907			$153,125
	01/04/10					14,709	$12.86	$153,125

(1)	Potential incentives our executives could have earned for 2010 under our Annual Incentive Plan. The actual amounts they earned are reported in the Summary Compensation Table. There will be no further payouts for 2010.

(2)	Phantom shares, settleable only in cash, awarded under our Long-Term Cash Incentive Plan. Each unit is the economic equivalent of one Class A share. The phantom shares shown in the table vest on January 4, 2013. For each executive listed in the table the grant date fair value of the phantom shares and SARs equals 50% of the executive’s salary plus target bonus, divided equally between phantom shares and SAR grant date fair values.

(3)	SARs, settleable only in cash, awarded under Long-Term Cash Incentive Plan. Each SAR is the economic equivalent of an option to purchase one Class A share. The SARs shown in the table vest in three equal annual installments beginning January 4, 2011. For each executive listed in the table the grant date fair value of the phantom shares and SARs equals 50% of the executive’s salary plus target bonus, divided equally between phantom shares and SAR grant date fair values.
Additional Information about the Summary Compensation Table and 2010 Grants of Plan-Based Awards
Shareholders should review the information in the Summary Compensation Table and the Grants of Plan-Based Awards Table, as well as the additional tables that follow, in conjunction with our Compensation Discussion and Analysis. The Compensation Discussion and Analysis provides detailed information about, and analysis of, our annual and long-term incentive plan compensation programs and compensation decisions for 2010 and includes a discussion of our compensation philosophy, objectives and policies that guide these decisions. In order to better understand the terms of our plans and programs under which the compensation shown in the Summary Compensation Table was earned, shareholders should also consider the additional information we provide below about arrangements with our executives.

Mr. Wainright’s Employment Letter and Change in Control and Severance Agreement
On September 17, 2007, we entered into a letter agreement and term sheet with James E. Wainright providing for his at will employment as our top operations executive. Mr. Wainright is now our President and Chief Executive Officer. The following is a summary of the principal terms of the agreement:
Compensation. Mr. Wainright is entitled to compensation as follows:
•	$400,000 annual salary;
•	annual cash incentive targeted at 75% of salary (changed to 100% of salary when Mr. Wainright became our President and Chief Executive Officer), but that may vary between zero and 200% of salary, based on achievement of performance objectives;
•	annual grants of long-term incentives with a grant date present value equal to 45% of his annual base salary plus target bonus (changed to 50% when Mr. Wainright became our President and Chief Executive Officer);
•	an $84,000 make-whole payment, which was paid in 2008, for amounts Mr. Wainright became ineligible to receive as a result of his employment by us, and relocation expenses in connection with his relocation to the Detroit, Michigan area; and
•	health, disability, life insurance, retirement, vacation and similar benefits available to other senior executives.
Termination Payments. The agreement provides for various amounts of compensation upon Mr. Wainright’s termination of employment, depending on the nature of such termination, but Mr. Wainright’s Amended and Restated Change in Control and Severance Agreement provides that the payments provided under that agreement upon termination of his employment constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to him upon termination of employment and are instead of any other such payments under any plan, program, policy or other arrangement. See “Potential Payments on Termination or Change in Control for a description of Change in Control and Severance Agreements between us and James E. Wainright.

Mr. Noelke’s Employment Letter
On December 7, 2009, we entered into a term sheet with Michael A. Noelke providing for his employment as our Executive Vice President of Global Sales, Marketing and Engineering for a three-year term. The following is a summary of the principal terms of the agreement:
Compensation. Mr. Noelke is entitled to compensation as follows:
•	$325,000 annual salary;
•	annual cash incentive targeted at 100% of salary;
•	annual grants of long-term incentives with a grant date present value equal to 50% of his annual base salary plus target bonus, at the time of the agreement, this incentive would be awarded 50% in phantom shares (with three year cliff vesting) and 50% in stock appreciation rights (vesting in three equal annual installments);
•	a $75,000 signing bonus and award of 7,500 phantom shares with three year vesting, both awarded in 2010;
•	a comprehensive relocation package;
•	four weeks of vacation, group insurance (including medical, dental, vision and basic life insurance) and other current benefits, including participation in our 401(k) plan and additional savings plan; and
•	reimbursement of up to $5,000 in attorneys’ fees.
In Mr. Noelke’s 2011 Award Agreement For Phantom Shares and Cash Performance Award, Mr. Noelke waives and releases us from, all of our liabilities and obligations under, among other things, this term sheet relating to incentive or bonus compensation.
Mr. Connor’s Employment Letter
On December 14, 2009, we entered into a term sheet with James J. Connor providing for his at will employment as our Vice President, Treasurer and Chief Financial Officer (currently our Vice President, Chief Financial Officer and Secretary). The following is a summary of the principal terms of the agreement:
Compensation. Mr. Connor is entitled to compensation as follows:
•	$350,000 annual salary;
•	annual cash incentive targeted at 75% of salary;
•	annual grants of long-term incentives with a grant date present value equal to 50% of his annual base salary plus target bonus, at the time of the agreement, this incentive would be awarded 50% in phantom shares (with three year cliff vesting) and 50% in stock appreciation rights (vesting in three equal annual installments);
•	a $50,000 signing bonus;

•	four weeks of vacation, group insurance (including medical, dental, vision and basic life insurance) and other current benefits, including participation in our 401(k) plan; and
•	reimbursement of up to $5,000 in attorneys’ fees.
In Mr. Connor’s 2011 Award Agreement For Phantom Shares and Cash Performance Award, Mr. Connor waives and releases us from, all of our liabilities and obligations under, among other things, this term sheet relating to incentive or bonus compensation.
Annual Incentive Plan
Under our Annual Incentive Plan, each participating executive is eligible to earn a cash incentive based on corporate objectives. Before or within the first 90 days of each year, the Compensation Committee determines:
•	performance measures and goals and a calculation methodology to be used for calculating a total company incentive pool for the year based on our performance;
•	the executives who will participate for that year;
•	a target incentive percentage for each participant; and
•	our performance measures and goals to be used for determining each participant’s actual incentive percentage for the year and the methodology to be used for calculating his or her actual incentive percentage after the year is completed based on our actual performance and the participant’s actual performance relative to those performance measures and goals.
After the year is completed, each participant’s actual incentive percentage is computed on the basis of our actual performance using the performance measures and goals and the calculation methodology established by the committee at the beginning of the year. Each participant then receives a cash incentive equal to his or her salary for the year multiplied by his or her actual incentive percentage as so calculated. The actual incentive percentage cannot exceed 200% of the participant’s target incentive percentage, and the total of all incentives under the plan for a given year cannot exceed the total company incentive pool for that year calculated in the manner prescribed by the Compensation Committee at the beginning of the year.
Performance measures used in determining the incentive of any participant subject to Section 162(m) of the Internal Revenue Code must consist only of performance measures specified for that purpose in the plan, and the incentive for any such participant for any year cannot exceed $3,000,000. Cash incentives paid under the plan cannot qualify as performance based for Section 162(m) purposes until the performance measures are approved by shareholders and we have not submitted the plan for shareholder approval.

2011 Cash Performance Awards
For annual cash incentives in 2011, we are using cash Performance Awards under our Long-Term Incentive Cash Award Plan, instead of the Annual Incentive Plan. Like the Annual Incentive Plan, each participating executive selected by the Compensation Committee is eligible to earn a cash incentive based on corporate objectives. Not later than 90 days after the start of each year, the Compensation Committee will establish targeted group allocations and targeted financial results, and may establish targeted individual allocations, for that year. Actual Performance Awards for that year will be based on achieving specified types and combinations of performance measurement criteria, which may differ as to various employees or classes of employees. The criteria may include:
•	achieving performance levels by, and measured against objectives of the company, the individual employee or a group of employees;
•	increases in operating efficiency;
•	completion of specified strategic actions; and
•	such other factors as the Compensation Committee deems important in connection with accomplishing the purposes of the plan.
Cash incentives paid under the plan cannot qualify as performance based for Section 162(m) purposes until the performance measures are approved by shareholders and we have not submitted the plan for shareholder approval.
For a description of cash Performance Awards for 2011, see “Compensation Discussion and Analysis — 2011 Executive Compensation Arrangements.”
Retirement Savings Plan Contributions
Our Retirement Savings Plan (a 401(k) plan) requires us to make annual contributions to each employee’s account in an amount computed by reference to federal income tax laws and regulations. In addition, we are using a portion of the funds that reverted to us on termination of our previous salaried retirement plan to make discretionary contributions during the seven-year period 2008 through 2014. Making these contributions results in more favorable federal income tax treatment for us with respect to the reversion than would otherwise be the case.

Outstanding Equity Awards
This table provides information about our named executive officers’ outstanding phantom shares and SARs under the Long-Term Incentive Cash Award Plan as of December 31, 2010.
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

							Stock Awards (2)
	Option Awards (1)								Market
	Number of		Number of				Number of		Value of
	Securities		Securities				Shares or		Shares or
	Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Option		Stock That		Stock That
	Options		Options		Exercise	Option	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($) (3)

James E. Wainright	6,926	(4)	3,463	(4)	$28.82	03/04/15
							5,465	(5)	71,318
	9,348	(6)	18,697	(6)	$10.07	01/02/16
							17,378	(7)	226,783
	0	(8)	19,212	(8)	$12.86	01/04/17
							15,552	(9)	202,954
Michael A. Noelke	0	(8)	15,610	(8)	$12.86	01/04/17
							12,636	(9)	164,900
							7,500	(10)	97,875
James J. Connor	0	(8)	14,709	(8)	$12.86	01/04/17
							11,907	(9)	155,386

(1)	SARs, settleable only in cash, awarded under our Long-Term Cash Incentive Plan. Each SAR is the economic equivalent of an option to purchase one Class A share.

(2)	Phantom shares, settleable only in cash, awarded under our Long-Term Cash Incentive Plan. Each unit is the economic equivalent of one Class A share. On March 7, 2011 the following executive officers received the following target number of phantom shares vesting in one-third installments on the date in 2012 that the Compensation Committee approves our 2011 performance under these awards and exercises its discretion regarding the amounts of the awards, December 31, 2012 and December 31, 2013: Mr. Noelke — 33,476; and Mr. Connor — 29,292. For a description of phantom share awards and their performance conditions for 2011, see “Compensation Discussion and Analysis — 2011 Executive Compensation Arrangements.”

(3)	Based on the closing price of our Class A shares on The Nasdaq Stock Market on the last trading day of 2010 ($13.05).

(4)	One-third become exercisable on each of March 4, 2009, March 4, 2010 and March 4, 2011.

(5)	Phantom shares vesting and payable on March 4, 2011.

(6)	One-third become exercisable on each of January 2, 2010, January 2, 2011 and January 2, 2012.

(7)	Phantom shares vesting and payable on January 2, 2012.

(8)	One-third become exercisable on each of January 4, 2011, January 4, 2012 and January 4, 2013.

(9)	Phantom shares vesting and payable on January 4, 2013.

(10)	Phantom shares vesting and payable on January 1, 2013.

Option Exercises and Stock Vested Table
The following table sets forth information concerning each exercise of SARs and each vesting of stock, including phantom shares, during the year ended December 31, 2010 by each of our executive officers named in the Summary Compensation Table above on an aggregated basis:
OPTION EXERCISES AND STOCK VESTED — YEAR ENDED DECEMBER 31, 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (1)

James E. Wainright	0	0	0	0
Michael A. Noelke	0	0	0	0
James J. Connor	0	0	0	0

(1)	“Value Realized” represents the market price of the underlying securities at exercise or vesting, as applicable, based on the closing sale price on the date of exercise or vesting, minus (for stock appreciation rights) the aggregate base price of the stock appreciation rights.
Retirement Plans
Our retirement plan is a broad-based (available to all full time regular salaried employees in the United States after 30 days of employment), noncontributory, tax-qualified defined benefit plan. The plan provides benefits in the event of normal ( i.e., at age 65), early, deferred or disability retirement. Upon a participant’s death, the plan provides a surviving spouse pension. Participants are vested after five years of credited service.
As of April 30, 2007 our previous qualified defined benefit plan was terminated and replaced with a new qualified defined benefit plan. The new plan provides two separately defined pension benefits. The first is a retirement benefit in the form of a lifetime pension that is actuarially equivalent to the lump sum value of 10.5% of the participant’s average base salary over the 60 months immediately before his or her retirement date, multiplied by years of credited service after April 30, 2007 (up to a maximum of 35 years in total, from both the terminated plan and the new plan) payable at age 65. The second retirement benefit under the new plan is a pension equal to the amount by which the benefit under the terminated plan would have been higher based on subsequent pay increases (without any additional service credits).

The automatic form of benefit for a married participant under the qualified defined benefit plan is a joint and 55% survivor benefit. However, the participant, with the consent of his or her spouse, may elect to have his benefit paid in the form of an actuarially equivalent joint-and-75% or joint-and-100% survivor annuity or as a single-life annuity with 120 payments certain or as a single lump sum. The financial effect of these alternate payment forms on the amount of the participant’s monthly benefit payment depends upon the ages of the participant and his or her spouse. The automatic payment form for an unmarried participant is the single life annuity. Alternatively, the participant may elect to have his benefit paid in the form of an annuity with 120 payments certain or a single lump sum. If the benefit is paid in the form of an annuity with 120 payments certain rather than a single life annuity, the monthly benefit will be reduced.
The table below shows benefit information under the plans for each executive officer named in the Summary Compensation Table.
2010 PENSION BENEFITS

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credit Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

James E. Wainright	New Pension Plan	3.3	$62,579	$0
Michael A. Noelke	New Pension Plan	1.0	$20,246	$0
James J. Connor	New Pension Plan	1.0	$22,201	$0
The material assumptions we used in computing the present values of pension benefits shown in the table above and the changes in pension value shown in the Summary Compensation Table were:
•	2010 discount rate: 5.25%.
•	2010 mortality table: 2010 statutory annuitant and non-annuitant tables.
•	2009 discount rate: 5.5%.
•	2009 mortality table: 2009 statutory annuitant and non-annuitant tables
•	No turnover.
More information about the assumptions we used to calculate pension benefits is provided in note 5, “Pension and Other Postretirement Benefit Plans,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

Potential Payments On Termination Or Change In Control
Change in Control and Severance Agreement with Mr. Wainright
We have entered into a change in control and severance agreement with Mr. Wainright, but do not have any similar arrangements with Mr. Noelke or Mr. Connor. Among other things, this agreement provides for the following payments and benefits if Mr. Wainright’s employment terminates in the circumstances described:
•	Voluntary termination without good reason on change in control:
•	cash payment equal to the sum of —
•	accrued but unpaid salary, and
•	unused vacation days;
•	ability to exercise any vested SARs for period of 180 days; and
•	all unvested SAR and phantom shares awards canceled.
•	Involuntary termination without cause:
•	cash payment equal to the sum of —
•	accrued but unpaid salary,
•	unused vacation days,
•	one year’s base salary (paid in installments over twelve-month period), and
•	one times executive’s then applicable annual target incentive under our performance-based annual incentive plan (paid at same time other incentives paid);
•	ability to exercise any vested SARs for period of 180 days;
•	all unvested SAR and phantom shares awards canceled; and
•	one year of medical insurance coverage for executive and family.
•	Involuntary termination without cause following a change in control, or voluntary termination for good reason within 180 days following a change in control:
•	cash payment equal to the sum of —
•	accrued but unpaid salary,
•	unused vacation days,
•	one year’s base salary (paid in lump sum), and
•	one times executive’s then applicable annual target incentive under our performance-based annual incentive plan (paid in lump sum);

•	immediate vesting of 100% of existing SAR and phantom shares awards;
•	ability to exercise vested SARs for period of 180 days; and
•	one year of medical insurance coverage for executive and family.
•	Involuntary termination with cause:
•	cash payment equal to the sum of —
•	accrued but unpaid salary, and
•	unused vacation days; and
•	all unvested SAR and phantom shares awards, and all vested but unexercised SARs, canceled.
•	Termination on disability:
•	cash payment equal to the sum of —
•	accrued but unpaid salary,
•	unused vacation days,
•	pro rata portion of executive’s then applicable annual target incentive under our performance-based annual incentive plan (paid in lump sum);
•	immediate vesting of next tranche of any SAR or phantom shares award that would have vested after termination date;
•	ability to exercise vested SARs in accordance with their terms; and
•	one year of medical insurance coverage for executive and family.
The agreement has a three-year term and will renew automatically for successive one-year terms unless we give the executive notice of non-renewal at least 60 days before the scheduled expiration date. The agreement contains confidentiality, noncompetition, and non-disparagement provisions.

Hypothetical Termination Benefits Tables
The table below shows the estimated amounts of benefits Mr. Wainright would have received under his change in control and severance agreement if his employment had terminated on December 31, 2010 in various circumstances.
HYPOTHETICAL DECEMBER 31, 2010 TERMINATION BENEFITS
PAYABLE TO MR. WAINRIGHT UNDER CHANGE OF CONTROL
AND SEVERANCE AGREEMENT

						Value of
					Value of	Unvested
			Cost of One	Value of	Unvested	Restricted
			Year of	Vested,	SARs	Stock Units
	Cash		Medical	Unexercised	Vesting on	Vesting on
Type of Termination	Payment		Insurance	SARs	Termination	Termination	Total

Voluntary, without good reason, on change in control (1)	$0		N/A	$27,857	N/A	N/A	$27,857

Involuntary, without cause	$800,000	(2)	$8,750	$27,857	N/A	N/A	$836,607

Involuntary, without cause, following change in control; or voluntary, for good reason within 180 days following change in control (1)	$800,000	(2)	$8,750	$27,857	$59,367	$501,055	$1,397,029

Involuntary, with cause	$0		N/A	N/A	N/A	N/A	$0

Disability	$400,000		$8,750	$27,857	$29,074	$501,055	$966,736

(1)	A change in control has occurred for purposes of Mr. Wainright’s agreement, but it was more than 180 days ago.

(2)	1.0 times then current salary ($400,000) plus 1.0 times 2010 target incentive under annual incentive plan ($400,000).
See “Outstanding Equity Awards” for a description of Mr. Wainright’s outstanding equity awards and their value at December 31, 2010. In connection with a change in control, the Compensation Committee may purchase Mr. Wainright’s phantom shares and SARs for the price he would receive upon their exercise or vesting (regardless of whether they were vested at that time).
As described above, we and Mr. Wainright have mutually determined that Mr. Wainright will separate his employment with us after an approximately 90-day transition period. During that period, our management and Board of Directors will conduct a search for a successor to Mr. Wainright as our Chief Executive Officer, including a review of internal candidates. The terms of Mr. Wainright’s separation from employment have not yet been determined.
See “Outstanding Equity Awards” for a description of Mr. Noelke’s and Mr. Connor’s outstanding equity awards and their value at December 31, 2010. In connection with a change in control, the Compensation Committee may purchase Mr. Noelke’s and Mr. Connor’s phantom shares and SARs for the price he would receive upon their exercise or vesting (regardless of whether they were vested at that time).

Director Compensation
We do not pay employees any separate compensation for serving as directors. We reimburse all directors for reasonable travel expenses.
The annual retainer fee for non-employee directors was $80,000 in 2010 (increased to $120,000 for 2011 in connection with the elimination of per meeting fees), payable one-half in cash and one-half in deferred stock units, pro rated for new directors joining us during the year. Our Lead Director was entitled to an additional annual retainer fee of $20,000 in 2010 (increased to $35,000 for 2011), payable one-half in cash and one-half in deferred stock units, pro rated for new Lead Directors joining us during the year. In addition, for 2011, our Chairman of the Board of Directors is entitled to an additional annual retainer fee of $70,000, payable one-half in cash and one-half in deferred stock units, pro rated for any new Chairman of the Board joining us during the year. Beginning in 2011, these retainers are being paid after the election of directors at the annual meeting of shareholders, and for 2011 only, a pro rated payment of these retainers has been made for the period from January 1, 2011 through the 2011 annual meeting of shareholders. The board adopted the changes for 2011 at its December 2010 meeting, based on the recommendations of the Compensation Committee and the board’s outside compensation consultant after reviewing board compensation practices of other companies.
Chairs and members of the following committees are entitled to the following additional annual cash retainer fees:

Audit Committee:
Chair	$20,000
Other members	$10,000
Compensation Committee (beginning in 2011):
Chair	$15,000
Other members	$7,500
Other standing committees:
Chair	$10,000
Other members	$5,000
Beginning in 2011, we do not pay per meeting fees to our outside directors. In 2010, we paid no meeting fees for up to ten board meetings per calendar year and up to six meetings of each committee per calendar year. If a non-employee director attended more than ten board meetings in a calendar year, he or she received a cash meeting fee in the amount of $1,500 for each meeting attended in excess of ten. If a non-employee director who was a member of a standing committee in 2010 attended more than six meetings of that committee in a calendar year, he or she received a cash meeting fee in the amount of $1,500 for each meeting of the committee attended in excess of six.

In 2010, we established the Strategic Operations Committee for a term that ended December 14, 2010. Instead of the retainers and per meeting fees described above, the board determined to pay committee members a cash retainer fee of $5,000 when the committee was formed and a cash meeting fee of $1,500 for each meeting of the committee during its term in excess of six meetings.
The deferred stock units are awarded under our Outside Directors’ Deferred Stock Unit Plan, as amended. Effective on January 1 of each year (effective on the date of the annual meeting of shareholders each year, starting with the 2011 annual meeting of shareholders), each non-employee director then in office receives an allocation of deferred stock units under the plan in a dollar amount equal to one-half of his or her annual retainer fee, as specified above. For 2011, there will be a pro rata grant on January 1, 2011 for one-third of the annual deferred stock units to cover the period between January 1, 2011 and the 2011 annual meeting of shareholders. A new non-employee director who takes office after January 1 (after the annual meeting of shareholders beginning with the 2011 meeting) receives a pro rata allocation of deferred stock units. In each case, the number of deferred stock units is determined by dividing the dollar amount of the annual retainer the director is entitled to receive by the average of the high and low sale prices for a share of our Class A stock on the last trading day before the allocation date.
If dividends are paid on the Class A stock, each non-employee director’s account under the plan will be credited with a number of additional deferred stock units having a corresponding value based on the then current market value of the stock. Each award under the plan is fully vested when made, except that a director will forfeit his or her account if the director’s service on the Board is terminated, voluntarily or otherwise, for any “reason,” as defined in the plan (generally, breach of policies, failure to perform duties, conviction of various crimes, embezzlement or materially injuring the company, its personnel or its property). We will pay out the deferred stock units in a director’s account in cash, based on the then current market value of the Class A stock, within 30 days after the earlier of a Company Change in Control (as defined in the plan) or the date he or she ceases to be a non-employee director for any reason.
Director Compensation Table
The table below shows the compensation received by each director who served during 2010:
2010 DIRECTOR COMPENSATION

	Fees Earned	Stock
	or Paid in Cash	Awards	Total
Name (1)	($) (2)	($) (3)	($)

Kent B. Herrick	70,000	40,000	110,000
David M. Goldberg	70,054	34,417	104,471
Steven J. Lebowski	102,000	40,000	142,000
Zachary E. Savas	105,500	50,000	155,500
Terence C. Seikel	92,500	40,000	132,500

(1)	Mr. Goldberg first became one of our directors in February 2010.

(2)	Retainer, committee, chairmanship and meeting fees paid in cash.

(3)	Retainer fees paid in deferred stock units under our Outside Directors’ Deferred Stock Unit Plan, valued at their grant date fair value. The deferred stock unit grants are made on January 1 of each year (on the date of the annual meeting of shareholders beginning with the 2011 meeting) or a pro rated amount on the date the director first becomes a director, if he was not a director on January 1 (on the date of the annual meeting of shareholders beginning with the 2011 meeting), and the grant date fair value is the number of units multiplied by the average of the high and low sales prices of our Class A Common Stock on the award date (or the last trading day before the award date if there was no trading on the award date), which was $11.985 on December 31, 2009 (for the January 1, 2010 grants) and $12.74 on February 26, 2010, when Mr. Goldberg first joined the Board.
As of December 31, 2010, the following directors had the following number of deferred stock units outstanding: Mr. Herrick — 3,337.5052; Mr. Goldberg — 2,701,4770; Mr. Lebowski — 3,337.5052; Mr. Savas — 5,909.6388; and Mr. Seikel — 4,727.7110.
As of January 1, 2011, the following directors were granted the following numbers of additional deferred stock units: Mr. Herrick — 2,420.0739, Mr. Goldberg — 1,528.4677; Mr. Lebowski — 1,528.4677; Mr. Savas — 1,974.2708; and Mr. Seikel — 1,528.4677. They are also expected to receive additional deferred stock units on the date of the 2011 annual meeting of shareholders.
Narrative Disclosure of Our Compensation Policies and Practices as they relate to our Risk Management
Our Compensation Committee has reviewed risks arising from our compensation policies and practices for our employees and has determined that they are not reasonably likely to have a material adverse effect on us. We generally compensate our employees through salaries, annual cash incentives (based on company performance measures and goals and/or personal performance against objectives, all based on achieving the goals in our business plan), and cash-settled stock appreciation rights and/or phantom shares. We do not have multiple business units with different risk profiles or compensation practices.
We recognize that salaries and annual cash incentives involve a risk that employees will be too focused on short-term results, and not on the long-term. We believe that we mitigate this risk by basing our annual cash incentives on company performance measures and/or personal performance goals that match our business plan. The Board reviews and approves this plan each year, including the identified opportunities, challenges and business risks we face.
In addition, we believe that it is appropriate to pay annual cash incentives for achieving our company performance goals, especially because we believe that our operating income and average total capital and risks from performing those goals do not extend significantly beyond the time our sales occur. We do not believe we have excessive risks after our products are sold. We have product liability, warranty and related reputational risks, which, historically, have not been significant. We also recognize that we have risks of longer-term liabilities in selling business segments, including indemnification claims under the related purchase agreements, such as in the sale of our engine operations, but our current incentive plans do not include incentives to sell any more business units.

We do not have a clawback policy requiring return of compensation after a restatement of financial statements that would have resulted in lower compensation. However, our Chief Executive and Chief Financial Officers, who are required to make certifications regarding our financial statements filed in SEC reports, are subject to provisions of the Sarbanes-Oxley Act requiring reimbursement of any bonus or other incentive-based or equity-based compensation received during the 12 months following the issuance of financial statements that are later required to be restated due to our material noncompliance as a result of misconduct.
In addition, we grant stock appreciation rights and/or phantom shares to many of our managers who can impact our financial results and, therefore, our stock price, generally vesting over three years, giving these managers, a long-term incentive to increase our stock price and assisting us with employee retention objectives. We believe this mitigates incentives to focus too much on the short term. We recognize that stock appreciation rights can create risks too. Because employees have the ability to profit from increases in the stock price, but do not suffer loss from decreases in the price below the exercise price, they may have incentives to take risky actions that may result in increased stock prices that cannot be sustained in the long run or to profit from short-term fluctuations in our stock price.
We believe this risk is mitigated by granting phantom shares to our managers. Holders of phantom shares lose value when the stock price declines. In addition, some of our outstanding stock appreciation rights are in-the-money, and decreases in our stock price can significantly reduce their unrealized gains on these stock appreciation rights. It is our policy to make long-term equity compensation a significant portion of the compensation of our managers. We do not have stock ownership policies, because our equity incentives are currently all cash settled, but they still provide a long-term incentive over their respective vesting periods and annual grants will keep a portion of the manager’s incentives unvested.
One of our executive officers has a severance arrangement, but the others do not. We recognize that severance arrangements can create risks that we have to pay terminated employees when they leave after doing a bad job or for merely engaging in a change in control transaction. Our severance agreements with our executives, however, do not pay severance unless the executive’s employment terminates, and even then, only if we terminate the executive without cause or if the executive quits for good reason. Any future severance arrangements with new executives are not expected to have change in control provisions.
Therefore, we believe we have significant control over whether a severance payment is required and over the amounts of any such payments to make sure they are not extravagant. With respect to severance arrangements we have with employees who are not executive officers, we believe that these risks are outweighed by the incentives these severance provisions create for our team to consider and engage in transactions in which we may be acquired in a transaction that is beneficial to shareholders and to stay employed with us through such a transaction, despite the employee’s risk of losing his or her job.

Thus, our Compensation Committee believes that our combination of cash and equity incentives is consistent with our risk profile, ties a considerable amount of our executive’s compensation to our annual business plan objectives and our stock price and does not encourage our executives to take excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us.
PROPOSAL NO. 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules (commonly known as a “say-on-pay” proposal) and as required pursuant to Section 14A of the Securities Exchange Act. Our Board of Directors recognizes the importance of executive compensation to our shareholders and that shareholders have a legitimate interest in executive compensation matters. Our Board of Directors believes that shareholders should have the opportunity for an advisory vote on the compensation of our named executive officers.
In 2009, our Board of Directors amended our Corporate Governance Guidelines to provide for an annual say-on-pay proposal beginning with the 2010 annual meeting and in 2009 our shareholders adopted a resolution proposed by Herrick Foundation recommending that the Board adopt such a policy. We are also providing this advisory proposal as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, also known as the Dodd-Frank Act.
As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and align their interests with the interests of our shareholders. Under this program, our named executive officers are rewarded for their service to the company, the achievement of specific performance goals and the realization of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe our executive officer compensation programs also are structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers and their consistency with our compensation philosophy and goals.
Please read the “Compensation Discussion and Analysis” above and the executive compensation tables and narrative disclosures that follow the Compensation Discussion and Analysis for additional details about or named executive officer compensation program, including information about the target and earned compensation of our named executive officers in 2010.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it will not be binding on the company, the Compensation Committee or the board. However, the board and the Compensation Committee will consider the outcome of the shareholder advisory vote as they consider compensation policy and procedures going forward. The board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs.
Vote Required and Board Recommendation
This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD RECOMMENDS THAT HOLDERS OF CLASS B COMMON STOCK VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCUSSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON NAMED
EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Act also enables our shareholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as proposal 3 included above in this proxy statement. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote be held on named executive officer compensation once every one, two, or three years.
After careful consideration of this proposal, our board of directors has determined that an advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative for us, and therefore our Board recommends that you vote for an advisory vote on named executive officer compensation every one year.
In formulating its recommendation, our board of directors considered that an annual advisory vote on named executive officer compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on named executive officer compensation is consistent with the annual performance goals set forth in our annual cash incentive plan. We understand that our shareholders may have different views as to what is the best approach for the company, and we look forward to hearing from our shareholders as to their preferences on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting in response to the resolution set forth below:
“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years, whichever alternative receives a majority of the votes cast by holders of Class B common shares at the annual meeting.”
The option of one year, two years or three years that receives a majority of the votes cast by holders of Class B common shares at the annual meeting will be the frequency for the advisory vote on named executive officer compensation that is approved by shareholders. If none of the three alternatives receives a majority of the votes cast by holders of Class B common shares at the annual meeting on this proposal, the Board will still consider the relative votes cast in favor of each alternative in determining the frequency of the advisory vote on named executive officer compensation. However, because this vote is advisory and not binding on the board or the company in any way, the Board may decide that it is in the best interests of our shareholders and the company to hold an advisory vote on named executive officer compensation more or less frequently than the alternative approved by our shareholders or that receives the most votes in favor.
Vote Required and Board Recommendation
This proposal requires approval of one of the three alternatives, one year, two years or three years, by a majority of the votes cast by holders of Class B common shares at the annual meeting on this proposal to pass. If a quorum is present, the one year, two years or three years alternative that receives a majority of the votes cast by holders of Class B common shares at the annual meeting on this proposal will be the preferred frequency for the advisory vote on named executive officer compensation that is approved by shareholders. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD RECOMMENDS THAT HOLDERS OF CLASS B COMMON STOCK VOTE FOR THE OPTION OF EVERY ONE YEAR AS THE PREFERRED FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS
We know of no business to be acted on at the annual meeting other than the matters listed in our notice of the annual meeting accompanying this proxy statement. If any other matter does properly come before the meeting, the proxy holders will vote on it in accordance with their judgment.
SUBMISSION OF SHAREHOLDER PROPOSALS
Rule 14a-8
In order for shareholder proposals for the 2012 annual meeting of shareholders to be eligible to be included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, they must be received at our principal executive offices no later than November 17, 2011, unless the date of the 2011 annual meeting is more than 30 days earlier or later than this year’s annual meeting. We retain the right to omit any proposal if it does not satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.
Advance Notice Requirements
Our bylaws contain advance notice procedures which a shareholder must follow to nominate a person for election to the board or to present any other proposal at an annual meeting of shareholders. In general, these provisions require notice of a nomination or other proposal expected to be made at an annual meeting to be in writing, to contain specified information about the nominee or other proposal and the shareholder proponent, and to be delivered or sent by first class U.S. mail to our Secretary and received at our principal office.
Except when an annual meeting is called for a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting (in which case other time limits apply), we must receive the nomination or proposal no later than 60 days nor earlier than 90 days before the first anniversary of the prior year’s annual meeting. This means that if the 2012 annual meeting is called for a date within 30 days of April 27, 2012, then any nomination or proposal for next year’s annual meeting must be received no later than February 27, 2012 and no earlier than January 28, 2012.
Management proxies for the 2012 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from shareholders giving the proxies.
ANNUAL REPORT
A copy of our Annual Report to Shareholders for the year ended December 31, 2010 accompanies this proxy statement. We file an Annual Report on Form 10-K with the Securities and Exchange Commission. We will provide, without charge, to each person being solicited by this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010 (as filed with the Securities and Exchange Commission, excluding exhibits for which a reasonable charge shall be imposed). All such requests should be directed to Tecumseh Products Company, 1136 Oak Valley Drive, Ann Arbor, Michigan 48108, Attention: Sandy Berry, Corporate Controller.

YOUR VOTE IS VERY IMPORTANT.
If you are a Class B shareholder, please complete and return the enclosed proxy card, or vote by telephone or on the Internet, as soon as possible, even if you currently plan to attend the annual meeting in person.

By Order of the Board of Directors, James J. Connor Vice President, Chief Financial Officer and Secretary Ann Arbor, Michigan March 16, 2011

Annual Meeting Proxy Card
THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR CLASS B COMMON STOCK
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 27, 2011
The undersigned holder of Tecumseh Products Company (the “Company”) Class B Common Stock hereby appoints James E. Wainright and James J. Conner as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of shareholders of the Company to be held on Wednesday, April 27, 2011, and at any adjournments or postponements thereof, with full power and authority to vote any and all shares of Class B Common Stock, $1.00 par value, held or owned by the undersigned, or which the undersigned is entitled to vote at the Annual Meeting.
This proxy covers all Class B shares of Common Stock of Tecumseh Products Company held of record.
If you sign and return this proxy, the proxies will vote your shares as specified on this proxy. If you sign and return this proxy but do not specify how to vote, the proxies will vote in favor of all of the director nominees listed in Proposal 1, “FOR” the ratification of the Company’s independent accountant, “FOR” the advisory vote on the Company’s named executive officer compensation, for holding an advisory vote on named executive officer compensation every “ONE YEAR”, and in their discretion on all other matters that may properly come before the meeting.
Proposals — The Board of Directors recommends a vote FOR all the nominees listed, a vote FOR Proposals 2 and 3 and, with respect to Proposal 4 (frequency of “Say on Pay” proposal), a vote of ONE YEAR.
1.	Election of Directors: 01 - Kent B. Herrick 02 - David M. Goldberg 03 - Steven J. Lebowski 04 - Terence C. Seikel 05 - Zachary E. Savas

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	FOR all except - To withhold authority
	FOR all nominees		vote from all nominees		to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	The proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent accountant for the current year.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	The proposal to approve (on an advisory basis) the compensation of our named executive officers.

☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	The proposal to approve (on an advisory basis) whether an advisory vote on named executive officer compensation should occur once every one, two or three years.

☐	1 YEAR	☐	2 YEARS	☐	3 YEARS	☐	ABSTAIN
5.	In their discretion with respect to any other matters that may properly come before the meeting.
Continued and to be signed on reverse

▲ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE TOP PORTION IN THE ENCLOSED ENVELOPE ▲

Using a black ink pen, mark your votes with an X as shown in this example.	☒
Please do not write outside the designated areas.
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Eastern Time, on April 27, 2011
Vote by Internet
•	Log on to the Internet and go to http://proxyease.com
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-866-437-4675 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Proxy — Tecumseh Products Company 2011 Annual Meeting of Shareholders Wednesday, April 27, 2011 Tecumseh Products Company Corporate Offices 1136 Oak Valley Drive, Ann Arbor, Michigan 48108
PLEASE PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE
If you have any questions or need assistance, please contact Alliance Advisors, L.L.C., our Proxy Solicitor, at 1-866-329-8417
Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Dated:

Signature of Shareholder(s)

Signature (if held jointly)

NOTE: Please sign exactly as your name(s) appear. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Change of Address — Please print new address below.

WE APPRECIATE YOUR PROMPT ACTION IN SIGNING AND RETURNING THIS CARD.

▲ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE TOP PORTION IN THE ENCLOSED ENVELOPE ▲
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at -
http://www.proxyease.com/tecu